UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
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Unit Corporation
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UNIT CORPORATION
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Meeting Date:	Wednesday, May 1, 2019

Meeting Time:	11:00 a.m., Central Time

Meeting Place:	Unit Corporation Headquarters
8200 S. Unit Drive
Tulsa, Oklahoma

Dear Stockholder:

On behalf of the board of directors and management, it is my pleasure to invite you to our Annual Meeting of Stockholders to be held Wednesday, May 1, 2019 at 11:00 a.m., Central Time. The meeting will be held at the company’s headquarters building, located at 8200 S. Unit Drive, Tulsa, Oklahoma. (A map showing the headquarters location is included on the last page of this proxy statement.)
By attending the meeting you will have an opportunity to hear a report on our operations and to meet our directors and officers. There will also be time for questions.
Information about the meeting, including the various matters on which you will act, may be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
We hope that you will be able to attend the annual meeting. However, whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote your shares using one of the methods available to you.
If you have any questions concerning the annual meeting or any of the proposals, please contact our investor relations department at (918) 493-7700. If you are a registered stockholder and would like to vote your shares by contacting our transfer agent, American Stock Transfer & Trust Company (“AST”), you may reach them at:
Toll Free Number: (800) 776-9437
Foreign Stockholders: (718) 921-8500
Web Site Address: https://www.astfinancial.com
AST also maintains a shareholder center, which is available for general client inquires. The shareholder center can be reached at (800) 710-0929 (domestic) or (718) 921-8386 (foreign).
I look forward to your participation and thank you for your continued support.
Dated this 26th day of March 2019.

Sincerely,

J. Michael Adcock
Chairman of the Board

UNIT CORPORATION
8200 S. Unit Drive
Tulsa, Oklahoma 74132
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________________________________________________________________________________________________

Time and Date	11:00 a.m., Central Time, Wednesday, May 1, 2019
Place	Unit Corporation Headquarters, 8200 S. Unit Drive, Tulsa, Oklahoma
Items of Business	• elect William B. Morgan, Larry D. Pinkston, and Carla S. Mashinski to our board of directors for a three-year term expiring in 2022 (Item No. 1 on the proxy card);
• cast a non-binding advisory vote on executive compensation (“say-on-pay vote”) (Item No. 2 on the proxy card);
• ratify the selection of PricewaterhouseCoopers LLP, Tulsa, Oklahoma, as our independent registered public accounting firm for our fiscal year 2019 (Item No. 3 on the proxy card); and
• transact any other business that properly comes before the meeting or any adjournment(s) of the meeting.
Record Date	March 4, 2019
Voting Options
Most stockholders have four options for submitting their vote:
• via the Internet (please see your proxy card for instructions),
• by phone (please see your proxy card for instructions),
• by mail, using the paper proxy card, or
• in person at the meeting.

Date of this Notice	March 26, 2019

By Order of the Board of Directors,

April Adler
Assistant Corporate Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, we urge you to vote.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 1, 2019

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by the board of directors for the 2019 Annual Meeting of Stockholders. Mailing of this proxy statement will commence on or about March 26, 2019.

i

ii

PROXY STATEMENT SUMMARY
Annual Meeting Date: May 1, 2019 ▪ Location: 8200 S. Unit Drive, Tulsa, Oklahoma ▪ Time: 11:00 a.m. central
Please note that this proxy statement summary highlights some of the important information contained in this proxy statement but does not include all of the information you should consider before casting your vote. Please read all of the proxy statement before voting.

Voting Matters and Board Recommendations
Proposal	Matter	Board Voting Recommendation	Page Reference
1.	Election of Three Class II Directors for Three-Year Term	“FOR” Each Nominee	Page 46
2.	Advisory Vote to Approve Named Executive Officer Compensation	“FOR”	Page 50
3.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the Company for 2019	“FOR”	Page 50

Our Board of Directors
						Committee Memberships *
Name	Age	Director Since	Principal Occupation	Independent	# of Other Public Company Boards	A	C	NG
Class I Directors Whose Terms Expire in 2021:
Robert J. Sullivan Jr.	73	2005	Principal, Sullivan and Company	Yes	-			M
Gary R. Christopher	69	2005	Private Investor and Consultant	Yes	-	M	M
Class II Directors - Nominees for Election at the 2019 Annual Meeting:
William B. Morgan	74	1988	Private Investor	Yes	-	M	M	Ch
Larry D. Pinkston	64	2004	President and CEO, Unit Corporation	No	-
Carla S. Mashinski	56	2015	Chief Financial and Administrative Officer, Cameron LNG	Yes	1	M	Ch
Class III Directors Whose Terms Expire in 2020:
J. Michael Adcock	70	1997	Chair, Unit Corporation Co-Trustee, Bodard Trust	Yes	-	M	M
Steven B. Hildebrand	64	2008	Private Investor	Yes	-	Ch	M
Larry C. Payne	71	2011	President and CEO, LESA and Associates, LLC	Yes	1	M		M
G. Bailey Peyton IV	63	2011	President, Peyton Holdings Corporation	No	-

*	A = Audit Committee; C = Compensation Committee; NG = Nominating & Governance Committee; M = Member; Ch = Chair

Corporate Governance Highlights
Majority voting policy with director resignation provision	6 directors attended 100% of his or her 2018 board or committee meetings and the other 3 directors attended 95% of their board and committee meetings
Stock ownership guidelines for directors and NEOs	Policy prohibiting hedging or pledging of our stock
Compensation “clawback” policy for any cash or equity awards granted under our stock and incentive compensation plan	Code of Conduct and Corporate Governance Guidelines
Over 3/4ths of our directors are independent	All committees consist solely of independent directors
Executive session of non-management directors held regularly	At least one annual non-management executive session is attended by only independent directors
No poison pill	Limited and modest perquisites
Annual say-on-pay vote	Regular review of committee charters and corporate governance guidelines
Separate Board Chair and CEO	Independent Board Chair

2018 Performance - Segment Highlights
Oil and Natural Gas
•	Acquired certain oil and natural gas assets located primarily in Custer County Oklahoma for approximately $29.6 million.
•	Total year-end 2018 proved oil and natural gas reserves increased 7% over 2017.
•	Replaced 158% of 2018 production with new reserves.
•	Sold non-core assets with proceeds of $22.5 million.
Contract Drilling
•	Utilization cycle during 2018:
- Started the year with 31 drilling rigs operating;
- Placed one new BOSS drilling rig into service in the third quarter and made modifications to nine SCR drilling rigs; and

- Gradual increase in utilization through mid-year for a high of 36 drilling rigs operating at the end of July and we exited the year with 32 drilling rigs operating, following weaker commodity prices in the fourth quarter.

•	All 11 BOSS drilling rigs operated during the year.
•	Average drilling rig dayrates increased 8% during the year.
Midstream
•	Sold 50% of the ownership interests for $300.0 million.
•	Increased average processed gas volumes to 158 MMcf per day during 2018 which represents approximately a 15% increase over 2017.
•	Increased average gas liquids sold to approximately 663,000 gallons per day during 2018 which is a 24% increase over 2017.
•	Connected seven infill wells to our Pittsburgh Mills gathering system which increased gathered volume approximately 50 MMcf per day.
•	Continued to expand the Cashion gathering and processing system in order to allow us to gather and process production from a new producer with a significant acreage dedication in the area.
•	Connected 22 new wells to the Cashion system and started construction of a new plant and compressor station in order to increase our processing capacity up to 105 MMcf per day.
•	Connected 13 new wells to our Hemphill processing facility and completed the construction project to upgrade compression facilities in the Buffalo Wallow area in order to handle additional volume.

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:
The board of directors of Unit Corporation, a Delaware corporation, is providing these proxy materials to you in connection with our annual meeting of stockholders. The meeting will take place on May 1, 2019. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	this Notice of the Annual Meeting of Stockholders and Proxy Statement (“proxy statement”); and

•	our Annual Report for the year ended December 31, 2018 (“annual report”).
If you requested printed versions of these materials by mail, they also include the proxy card or vote instruction form for the annual meeting.

Q:	Who can vote?

A:	You can vote if you were a stockholder at the close of business on the record date, March 4, 2019. On that date, there were 55,716,140 shares outstanding and entitled to vote at the meeting.

Q:	What information is contained in this proxy statement?

A:	The information relates to the various proposals to be voted on at the meeting, the voting process, the compensation of our directors and certain executive officers, and other required information.

Q:	What is an “NEO?”

A:	An NEO is one of the “named executive officers” for whom we provide compensation information in this proxy statement. For purposes of this proxy statement, our NEOs are:

•	Larry D. Pinkston, our Chief Executive Officer and President;

•	David T. Merrill, our Chief Operating Officer;

•	Mark E. Schell, our Senior Vice President, General Counsel, and Secretary;

•	G. Les Austin, our Senior Vice President and Chief Financial Officer; and

•	John H. Cromling, our Executive Vice President of Unit Drilling Company.

Q:	Can I access the proxy materials on the Internet?

A:	Yes. We place the proxy materials on our website at http://www.unitcorp.com.

Q:	How may I obtain the company’s latest 10-K?

A:	You may go to our website, http://www.unitcorp.com, and download and print a copy of our Form 10-K or you can have one mailed to you at no charge by submitting a request as follows:
Unit Corporation
Attn: Investor Relations
8200 S. Unit Drive
Tulsa, Oklahoma 74132
(918) 493-7700
http://www.unitcorp.com
We will also furnish any exhibit to the Form 10-K if you request it.

Q:	Who can attend the meeting?

A:	All stockholders can attend.

Q:	What am I voting on?

A:	You are voting on:

•	the election of William B. Morgan, Larry D. Pinkston, and Carla S. Mashinski to the board of directors for terms expiring in 2022;

•	a non-binding advisory resolution to approve executive compensation as disclosed in this proxy statement; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

Q:	How do I cast my vote?

A:
If you hold your shares as a stockholder of record, you can vote in person at the meeting or you can vote by mail, telephone, or the Internet. If you are a street-name stockholder, you will receive instructions from your bank, broker, or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for voting by mail, by telephone, or over the Internet. The proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares “For” each of Items No. 1, 2, and 3.

Q:	How does the board recommend I vote on the proposals?

A:	The board recommends you vote “FOR” each of Items No. 1, 2, and 3.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the meeting to our corporate secretary stating that you are revoking your proxy; or

•	attending the meeting and voting your shares in person.

Q:	Who will count the vote?

A:	American Stock Transfer & Trust Company, our transfer agent, will count the vote. A representative of American Stock Transfer & Trust Company will also act as the inspector of election.

Q:	How many votes must be present to hold the annual meeting?

A:
In order to conduct business and have a valid vote at the meeting, a quorum must be present in person or represented by proxies. A quorum is defined as at least a majority of the shares outstanding on the record date and entitled to vote. Under our amended and restated bylaws (“bylaws”) and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

Q:	What are broker “non-votes?”

A:
Broker “non-votes” occur when a broker is not permitted to vote shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of various national and regional securities exchanges. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, the broker may generally vote on routine matters but cannot vote on non-routine matters. This means that if you do not provide voting instructions to your broker for the non-routine items on our agenda, your broker will inform the inspector of election that it does not have the authority to vote your shares with respect to those matters. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (Item No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item No. 3.

The election of directors (Item No. 1) and the advisory vote on executive compensation (Item No. 2), are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Items No. 1 and 2.

Q:	How many votes are required to approve the proposals?

A:
This is not a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected), so directors will be elected by the affirmative vote of a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast for Item No. 1 will include votes for or against a director and exclude abstentions. Broker “non-votes” will be treated as though they are not votes cast and will not affect the outcome of the director elections.

Approval of Items No. 2 and 3 require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions on these matters will be treated as votes against the proposals. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of these proposals.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	What shares are included on my proxy card?

A:
Your proxy card represents all shares registered to your account in the same social security number and address. However, the proxy card does not include shares held for participants in our 401(k) plan.

The plan trustee will provide participants in our 401(k) plan separate voting instruction cards covering these shares. If voting instructions are not received from participants in the plan, the plan trustee will vote the shares in the same proportion as the votes that were cast by participants.

Q:	What does it mean if I get more than one proxy card?

A:
Your shares are probably registered in more than one account. You should vote each proxy card you receive according to the instructions on that specific card. We encourage you to consolidate all your accounts by registering them in the same name, social security number, and address.

Q:	How many votes can I cast?

A:	On each matter, including each director position, you are entitled to one vote per share.

Q:	What happens if additional matters are presented at the meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted on at the meeting. If you grant a proxy, the persons named as proxyholders, Larry D. Pinkston and Mark E. Schell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, one or more of the board’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for that candidate or candidates as may be nominated by the board on the recommendation of the nominating and governance committee.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a current report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 27, 2019. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed as follows:

Corporate Secretary
Unit Corporation
8200 S. Unit Drive
Tulsa, Oklahoma 74132
Fax: (918) 493-7711
For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws, and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

•	not earlier than the close of business on January 2, 2020; and

•	not later than the close of business on February 1, 2020.
If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the previous year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.
Nomination of director candidates. You may propose director candidates for consideration by the board’s nominating and governance committee. Any recommendations should include the nominee’s name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company’s books, and of the beneficial owner, if any, on behalf of whom the nomination or proposal is made, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder (and such beneficial owner, if any), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the January 2, 2020 through February 1, 2020 time period described above.
Copy of bylaw provisions. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website at http://www.unitcorp.com.

Q:	How is this proxy solicitation being conducted?

A:
We have not hired a proxy solicitor to assist in the distribution of proxy materials or solicitation of proxies for our 2019 annual meeting. Some of our investor relations or select management employees may solicit proxies in person, by telephone, and by mail. None of our employees will receive special compensation for these services, which the employees will perform as part of their regular duties. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	What is the company’s fiscal year?

A:	Our fiscal year is the calendar year period that ends on the 31st of December. Unless otherwise stated, all information presented in this proxy statement is based on our fiscal year.

Q:	How can I obtain the company’s corporate governance information?

A:
Our key governance documents, listed below, can be accessed on our Internet website located at http://www.unitcorp.com. You may also enter http://www.unitcorp.com/investor/governance.html for a direct link to the following information:

•	Our Bylaws;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Auditing Complaint Procedures;

•	Integrity Reporting Hotline Procedures;

•	Policy and Procedures with Respect to Related Person Transactions; and

•	Director Independence Guidelines.
Our corporate governance webpage also has a link with information about how to report on any accounting, internal controls, or auditing matters that pertain to us as well as how to report any complaints of any dishonest, unethical, or illegal activities. The information on our website is not part of this proxy statement.
CORPORATE GOVERNANCE AND BOARD MATTERS

GENERAL GOVERNANCE INFORMATION
We are committed to having sound corporate governance principles. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website http://www.unitcorp.com/investor/governance.html and copies of these documents may also be obtained from our corporate secretary. These provisions apply to our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. We will post any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of either the SEC or the NYSE on our website.
Each year, our directors and executive officers are asked to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Our CEO and general counsel are charged with resolving any conflict of interests not otherwise resolved under one of our other policies.
DIRECTOR INDEPENDENCE CRITERIA
Our director independence standards are available on our website at http://www.unitcorp.com/investor/governance.html. Our board has defined an independent director as a director who the board has determined has no material relationship with the company, either directly, or as a partner, stockholder, or executive officer of an organization that has a relationship with the company. A relationship is “material” if, in the judgment of the board, the relationship would interfere with the director’s independent judgment. Based on the materiality guidelines adopted by the board, a director is not independent if:

•
the director, or the director’s immediate family member received as direct compensation any payment from the company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with the company, except that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered in determining independence;

•
the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which the company made, or from which the company received for property or services (other than those arising solely from investments in the company’s securities), payments in excess of the greater of $1 million or 2% of that company’s consolidated gross revenues in any of the last three fiscal years; or

•
the director serves as an executive officer of any tax exempt organization which received contributions from the company in any of the preceding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of that tax exempt organization’s consolidated gross revenues.

Any person who, or whose immediate family member(s), has within the last three years had any of the following relationships with the company does not qualify as an independent director.

•	Former employees. No director will be independent if he or she is currently, or was at any time within the last three years, an employee of the company.

•
Interlocking directorships. No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•
Former executive officers of the company. No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of the company.

•
Former auditor. No director will be independent if (i) he or she or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm, and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on the company’s audit within that time.

Additional requirements for audit committee members. A director is not considered independent for purposes of serving on the audit committee, and may not serve on the audit committee, if the director:

•
receives directly or indirectly any consulting, advisory, or compensatory fee from the company, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service); or

•
is an affiliated person of the company or its subsidiaries, as determined in accordance with SEC regulations. In this regard, audit committee members are prohibited from owning or controlling more than 10% of any class of the company’s voting securities or such lower amount as may be established by the SEC.

Additional requirements for compensation committee members. A director is not considered independent for purposes of serving on the compensation committee, and may not serve on the compensation committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of the company;

•
has a direct or indirect material interest in any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) and involving, generally, amounts in excess of $120,000; or

•	otherwise has a relationship that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.
DIRECTOR INDEPENDENCE DETERMINATIONS
The board has determined that at the present time J. Michael Adcock, Gary R. Christopher, Steven B. Hildebrand, William B. Morgan, Carla S. Mashinski, Larry C. Payne, and Robert J. Sullivan Jr. have no material relationship with the company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company) and is independent. There were no transactions between the company and the independent directors that required consideration by the board in making its independence determination, and with respect to G. Bailey Peyton IV, our one outside director who was not categorized as independent, the board considered ordinary course business transactions between the director and the company or its operating subsidiaries. The board has also determined that each of the current members of its three standing committees has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and is “independent” within the meaning of both our director independence standards and those of the NYSE and SEC, as currently in effect.
ROLE OF THE BOARD IN OUR RISK MANAGEMENT PROCESS
Oversight of risk management committee. Our board’s oversight of our risk management activities is delegated to our audit committee. The audit committee manages this responsibility by maintaining regular contact with our senior vice president of business development, who oversees our company’s risk management committee. The risk management committee, staffed by employees of our executive and operations management team, conducts an annual risk analysis. The objective of the analysis is to identify and analyze factors that might pose a significant risk to the company as a whole. As necessary and feasible, remediation plans are developed for the highest priority risks. The senior vice president of business development provides periodic progress reports directly to the audit committee, which provides input and direction that is communicated back to the risk management committee. Similarly, the director of information technology reports regularly to the audit committee on the company’s cybersecurity initiatives. During 2017, the company conducted an in-depth company-wide cybersecurity risk assessment and received Phase 1 and Phase 2 reports from the cybersecurity consulting firm conducting that risk assessment. cybersecurity risk assessment and attendant system enhancements continued during fiscal year 2018 and will be ongoing in fiscal year 2019 and beyond. The audit committee keeps the full board updated on the company’s ongoing risk management activities, including updating it on the cybersecurity initiatives, and reports any significant findings to the board. In addition, management discusses its highest priority risks and remediation plans with the full board.
Oversight of hedging activities. We hedge some of our oil, natural gas, and natural gas liquids production. The objective of our hedging program is to manage, to a degree, our exposure to changes in commodity prices. Any risk to our company from our hedging activities is overseen by our board. The board defines the scope of our permissible hedging or derivatives activities.  The audit committee (and, ultimately, the board) monitors our hedging activities on an ongoing basis.
BOARD STRUCTURE AND COMMITTEES
Our board is structured so the principal executive officer (our CEO) and board chair positions are separate. Our Corporate Governance Guidelines provide that the board has no policy regarding separation of these positions. Our board believes that the decision to combine or separate these positions should be made based on the qualities of the individuals being considered to fill them. Our board’s oversight of risk management has not affected our leadership structure.
Our leadership structure results from specific facts and circumstances and not a specific governance policy. Mr. Adcock, an independent director, serves as the board’s Chair, continuing with our most recent practice of separating the Chair and CEO positions. Mr. Adcock has presided over executive sessions of the board for several years, has an extensive history with and knowledge about the company, and has public company executive experience and experience serving as a board chair for private and non-profit organizations. The board believes that Mr. Adcock is very qualified to hold the position of Chair of the Board. Our board further believes that, at this time and based on the individuals involved, continuing to maintain the separation of the CEO and Chair positions is the most appropriate leadership structure.
As our independent chair, Mr. Adcock presides over the executive sessions of the board.
As of the date of this proxy statement, our board has nine directors and these three standing committees:

•	audit;

•	compensation; and

•	nominating and governance.
The board is divided into three classes. Classes I and II are each structured to be composed of three directors (although there is a vacancy in Class I), and Class III is structured to be composed of four directors. Directors serve for a three-year term.
Each standing committee operates under a written charter adopted by the committee. Each committee’s charter is available at our website at http://www.unitcorp.com/investor/governance.html. In addition, copies of these charters may also be obtained from our corporate secretary.
During 2018, the board held eight meetings. In 2018, all of our directors except three attended 100% of both the board meetings and any committee meetings held by committees on which he or she then served, and the three directors without 100% attendance attended 95% of all board meetings and committee meetings for committees on which he or she served. Directors are encouraged to attend our annual meeting of stockholders. All directors who were board members on the date of our last annual stockholders meeting attended that annual meeting. Besides meetings, the board and its committees may occasionally act by unanimous consent.

This table identifies the current membership of each standing committee, and the number of meetings each committee held during 2018:

DIRECTOR	COMMITTEE MEMBERSHIP
	Audit	Compensation	Nominating and Governance
J. Michael Adcock	x	x
Gary R. Christopher	x	x
Steven B. Hildebrand	x*	x
Carla S. Mashinski	x	x*
William B. Morgan	x	x	x*
Larry C. Payne	x		x
Robert J. Sullivan Jr.			x
Number of meetings	9	5	2

*	Designates the chair of the committee.
Audit Committee. The committee’s responsibilities include:

•	selecting our independent registered public accounting firm;

•	approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services to be rendered by our independent registered public accounting firm;

•	reviewing and approving our annual and quarterly financial statements;

•	overseeing our relationship with our independent registered public accounting firm, including the evaluation of their qualifications, performance, and independence;

•	overseeing our internal audit functions;

•
reviewing with our independent registered public accounting firm and our internal audit department and management any significant matters regarding internal controls over financial reporting that may come to their attention during the conduct of their audit;

•	recommending to our board whether the financial statements should be included in our annual report on Form 10-K;

•	reviewing our earnings press releases, and our policies regarding the publication of our earnings and other financial information;

•	monitoring our ongoing risk assessment and management activities, including those related to cybersecurity; and

•	monitoring our hedging activities on an ongoing basis.
This committee has the authority to form and delegate authority to subcommittees, to delegate authority to one or more of its members, and to obtain advice and assistance and receive appropriate funding from the company for outside legal, accounting, or other advisors, as the committee deems necessary or appropriate to carry out its duties. The committee has established procedures for the receipt, retention, and treatment (on a confidential basis) of complaints received by the company, the board, or the audit committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Accounting and Auditing Complaint Procedures posted on our website. The report of the audit committee is included at page 44.
Compensation Committee. Our compensation committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies, and programs. In carrying out these responsibilities the committee:

•	annually reviews and approves any corporate goals and objectives relevant to our CEO’s compensation, and makes recommendations to the board on our CEO’s compensation;

•	recommends to our board the compensation of our other executive officers and certain key employees;

•	reviews the severance arrangements, change-in-control agreements, and any special or supplemental benefits or plans (if any) applicable to our NEOs;

•	administers any director and employee compensation plans, policies and programs, and discharges its duties under those plans;

•	annually evaluates the risk associated with our compensation programs and practices;

•	recommends director compensation;

•	reviews and approves the “compensation discussion and analysis” included in our proxy statement; and

•
retains and approves the fees for any compensation consultants or other advisors that assist the committee in its evaluation of director, CEO, or executive officer compensation, and assesses the independence of any such advisors.

This committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members. For additional information on the operations of the committee, see “Compensation Discussion and Analysis – Administration of our executive compensation program – overview of the process.” The compensation committee report is included at page 17.
Nominating and Governance Committee. This committee’s responsibilities include:

•	advising the board on corporate governance matters;

•	advising the board on the size and composition of the board;

•	identifying those individuals qualified to become board members, consistent with any criteria approved by the board;

•	recommending a slate of nominees for election to the board and recommending membership to each board committee;

•	reviewing the continuing qualification of our directors to serve on the board and its committees;

•	reviewing any candidates recommended by our stockholders;

•	leading the board and its committees in an annual self-assessment;

•	considering and resolving questions of possible conflicts of interest of board members or the company’s senior executives; and

•	identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.
CONSIDERATION OF NOMINEES FOR DIRECTOR
Stockholder nominees. The nominating and governance committee is charged with evaluating any properly submitted stockholder nominations for candidates for membership on our board as described below under “Identifying and evaluating nominees for directors; diversity policy.” In evaluating nominations, the committee seeks (but is not obligated) to achieve a balance of diversity, age, knowledge, skills, experience, and expertise on the board. Any stockholder nominations submitted for consideration by the committee should include the nominee’s name and qualifications for board membership and should be addressed to:
Corporate Secretary
Unit Corporation
8200 S. Unit Drive
Tulsa, Oklahoma 74132
Our bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors under our bylaws, see “QUESTIONS AND ANSWERS - What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”
DIRECTOR QUALIFICATIONS
General director qualifications. Our Corporate Governance Guidelines contain the criteria our nominating and governance committee uses in evaluating nominees it may recommend for a position on our board. Under these criteria, nominees should meet the board’s qualifications as independent (as applicable) and should have enough time to carry out their duties and provide guidance beneficial to the company’s success. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the company and its stockholders.
Directors’ specific qualifications. Each current director possesses a combination of attributes that qualifies him or her for service on our board. These attributes can include (but are not limited to): business experience (in general or specific to our industry), knowledge based on specialized education (such as technical industry training, legal, or accounting), and leadership abilities (civic, work-related, or both). We believe the qualifications of our directors, individually and collectively, have made our board an effective and productive one.
At its February 2019 meeting, our nominating and governance committee reviewed the individual qualifications of each of our board members and determined that all directors continue to be qualified for board service and service on the committees of the board on which they serve. Following each of our directors’ biographies beginning on page 46, we have listed the unique attributes for each of our directors, which we believe qualifies them for service on our board and its committees.
Identifying and evaluating nominees for directors; diversity policy. The nominating and governance committee uses various means to identify and evaluate individuals being considered for a position on our board. The committee assesses the appropriate size of the board (within the size limits in our corporate charter), and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated (or otherwise arise), the committee undertakes to identify those potential candidates it believes will make good decisions and be able to contribute to the company in a meaningful way.

Candidates may come to the attention of the committee through board members, professional search firms, stockholders, or other persons. Candidates are evaluated at regular or special meetings of the committee and may be considered at any point during the year. It is the committee’s responsibility to consider any properly-submitted stockholder nominations for candidates for the board, verify the stockholder status of persons proposing candidates, and then submit its recommendations to the full board.
Our Corporate Governance Guidelines set forth our position regarding diversity. Our board is committed to inclusiveness in selecting candidates for board membership. Within the context of our fiduciary duties, applicable law and regulations, and the membership of the board at the time, our nominating and governance committee will try to include women, minority candidates, and candidates from non-traditional environments (such as government, academia, and non-profit organizations) in the pool from which board nominees are chosen. Although there is no specific implementation plan, achievement of our diversity goals is evaluated annually as part of our board self-evaluations.
EXECUTIVE SESSIONS
Our board met in regularly scheduled executive sessions of non-management directors during 2018, one of which was attended only by independent directors of the board. The sessions were scheduled and presided over by our board chair Mr. J. Michael Adcock. As independent board chair, Mr. Adcock schedules and presides over executive sessions. Any non-management director can request that an executive session be scheduled.
Any interested party may communicate directly with the chair by writing to:
Mr. J. Michael Adcock
c/o Corporate Secretary
Unit Corporation
8200 S. Unit Drive
Tulsa, Oklahoma 74132
CONTACTING OUR BOARD
Individuals may communicate with our board by submitting an e-mail to the board in care of the company’s corporate secretary at mark.schell@unitcorp.com or sending a letter to the Board of Directors, c/o Corporate Secretary, at: Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132.
The chair of the nominating and governance committee has been designated as the person to receive communications directed to non-management directors. Our stockholders may write to the chair of this or any other board committee or to the outside directors as a group c/o Mark E. Schell, Senior Vice President and General Counsel, at: Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132.
Stockholder communications are distributed to the board, or to the appropriate individual director or directors, depending on the facts and circumstances of the communication. However, at the request of the board, certain items not related to the duty and responsibilities of the board are excluded, such as advertisements, junk mail, mass mailings, spam, and surveys.
BOARD AND COMMITTEE EVALUATIONS
Each year the board evaluates its performance and effectiveness. Each director completes a board evaluation form to solicit feedback on specific aspects of the board’s role, organization, and meetings. The collective ratings and comments are compiled by or for the chair of the nominating and governance committee, and presented by him to and discussed with the full board. Additionally, each of the three standing board committees annually evaluates its performance through a committee evaluation form, and a report summarizing the results is distributed to and discussed by each committee.
DIRECTORS’ COMPENSATION AND BENEFITS

OVERVIEW
Our compensation committee reviews director compensation annually. In October 2018, the committee reviewed the directors’ 2017 compensation relative to the 2017 compensation of the 2018 peer group directors. That review reflected that for 2017 the peer group directors’ average total compensation was $260,489, compared to the the company’s average total director compensation of $206,906. The committee also reviewed market-based survey information about director compensation for medium-size companies (with revenues of $1.0 billion to $2.5 billion) as reported in the 2017 - 2018 Director Compensation Report of the National Association of Corporate Directors (“NACD”). The NACD report contained director compensation information for the fiscal year ending between February 1, 2016 and January 31, 2017, and reflected median total annual director compensation of $192,250 for companies in the medium-size revenue group during that period. Based on its review, the committee determined that director compensation should not increase and that 2019 compensation should remain at 2018 compensation levels. Accordingly, there have been no increases to the company’s director compensation rates since 2012.
CASH COMPENSATION
Only non-employee directors receive compensation for serving as a director. The various components of the 2018 cash compensation paid to our non-employee directors are as follows:

Annual retainer (payable quarterly)	$60,000
Annual retainer for each committee a board member serves on (payable quarterly)	$3,500
Each board meeting attended	$1,500 *
Each committee meeting attended	$1,500 *
Additional compensation for service as board chair	$25,000
Additional compensation for service as chair of the audit committee	$15,000
Additional compensation for service as chair for each of the compensation committee and nominating and governance committee	$6,000
Reimbursement for expenses incurred attending stockholder, board, and committee meetings	Yes
Range of total cash compensation (excluding expense reimbursement) earned by directors for 2018	$72,000 - $122,000

*	Fees are sometimes waived for brief or telephonic meetings of the board or a committee.
EQUITY AWARDS
Under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan (the “stock plan”), we may make annual equity awards to our non-employee directors. Under the stock plan, the annual maximum number of awards to any one non-employee director are: for Options and SARS: 80,000; for Restricted Stock and Restricted Stock Units: 50,000; for Performance Shares and Performance Units: 50,000; for Cash-Based Awards: $500,000; and for Stock Awards: 50,000. In February 2016, the compensation committee determined that until the committee elects otherwise, annual director equity awards should be granted the day after the annual organizational board meeting in the lesser of 10,000 shares or that number of shares valued at $110,000 based on the NYSE closing common stock price on the grant date. The $110,000 award value was determined to be a reasonable and competitive value for director stock awards based on previous compensation committee review of market surveys and peer company information about equity award practices for directors in the overall context of director compensation. The 10,000 maximum share cap for the awards was used to limit the potential shares awarded because of the volatile and unusually low price of the company’s common stock when the decision was originally made. When the committee reviewed our director compensation at its October 2018 meeting, it decided that the director compensation structure in place, including the $110,000 value equity award with the 10,000 share cap, continued to be competitive and appropriate. Based on the closing price of our common stock on the NYSE on the day after our 2018 annual meeting, each non-employee director received 5,539 shares of restricted stock as the equity component of his or her 2018 director compensation. The 2018 awards vest in three equal annual installments on May 14th in each of 2019, 2020, and 2021. If a director’s service terminates before all shares have vested, the unvested shares will be forfeited unless the termination of service is due to death, disability, a change of control (see “Change-in-Control Arrangements - Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan,” on page 40 for definition), or, unless the committee specifically determines otherwise on a director’s retirement, in which case all unvested shares will accelerate and vest 100% as of the date of death, disability, change of control, or whenever the compensation committee decides with retirement. Shares that are issued under the stock plan can be clawed back in the event of specified instances of misconduct.
Before 2012, we made annual equity grants to our non-employee directors under the Unit Corporation 2000 Non-Employee Directors’ Stock Option Plan (the “option plan”). As of the March 4, 2019 record date, 56,000 shares are subject to outstanding options held by current non-employee directors. Previously, under the option plan, each non-employee director automatically received an option to purchase 3,500 shares of our common stock on the first business day following each annual meeting of our stockholders. The option exercise price was the NYSE closing price of our common stock on that date. Payment of the exercise price can be made in cash or in shares of common stock held by the director for at least one year. No stock option can be exercised during the first six months of its term except in the case of death. Each option has a ten-year term. No future awards will be made under the option plan.

DIRECTOR COMPENSATION TABLE
This table shows the total compensation received in 2018 by each of our non-employee directors:

DIRECTOR COMPENSATION FOR 2018
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
J. Michael Adcock	122,000	110,000	n/a	n/a	n/a	-	232,000
Gary R. Christopher	97,000	110,000	n/a	n/a	n/a	-	207,000
Steven B. Hildebrand	113,500	110,000	n/a	n/a	n/a	-	223,500
Carla S. Mashinski	104,500	110,000	n/a	n/a	n/a	-	214,500
William B. Morgan	111,000	110,000	n/a	n/a	n/a	-	221,000
Larry C. Payne	94,000	110,000	n/a	n/a	n/a	-	204,000
G. Bailey Peyton IV	72,000	110,000	n/a	n/a	n/a	-	182,000
Robert J. Sullivan Jr.	78,500	110,000	n/a	n/a	n/a	-	188,500
Notes to table:

(1)
Represents cash compensation for board and committee meeting attendance, retainers, and service as a board or committee chair. Note: Messrs. Morgan, Sullivan and Payne each received meeting attendance fees of $1,500 in December 2018 for a meeting of the Nominating & Governance Committee that was canceled on short notice, and those fees were deducted from amounts paid for February 2019 meeting attendance and are not included in column (b).

(2)
On May 3, 2018, each director was granted a restricted stock award for 5,539 shares with a grant date fair value of $110,000. The amounts included for each director in the “Stock Awards” column are aggregate grant date fair value computed under FASB ASC Topic 718 based on a stock price of $19.86, reflecting the fair market value on the date of grant. The non-employee directors have the following aggregate number of shares subject to stock and option awards outstanding at December 31, 2018:

	Stock Awards	Options
J. Michael Adcock	12,964	7,000
Gary R. Christopher	12,964	10,500
Steven B. Hildebrand	12,964	10,500
Carla S. Mashinski	12,964	-
William B. Morgan	12,964	10,500
Larry C. Payne	12,964	3,500
G. Bailey Peyton IV	12,964	3,500
Robert J. Sullivan Jr.	12,964	10,500

OWNERSHIP OF OUR COMMON STOCK BY BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
This table shows the number of shares of our common stock beneficially owned by each current director, each NEO, and all current directors and executive officers as a group as of our March 4, 2019 record date, with all shares directly owned unless otherwise noted:

STOCK OWNED BY OUR DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS OF MARCH 4, 2019
Name of Beneficial Owner	Common Stock (1)(2) (a)	Options Exercisable within 60 days (3) (b)	Unvested Common Stock (4) (c)	Total (d)
J. Michael Adcock	36,931	7,000	12,964	56,895
Gary R. Christopher	41,040	10,500	12,964	64,504
Steven B. Hildebrand	26,040	10,500	12,964	49,504
Carla S. Mashinski	8,713	-	12,964	21,677
William B. Morgan	26,540	10,500	12,964	50,004
Larry C. Payne	21,040	3,500	12,964	37,504
G. Bailey Peyton IV	46,590	3,500	12,964	63,054
Robert J. Sullivan Jr.	19,040	10,500	12,964	42,504
Larry D. Pinkston	274,042	-	487,031	761,073
David T. Merrill	116,353	-	242,227	358,580
Mark E. Schell	174,540	-	224,007	398,547
John H. Cromling	121,498	-	211,529	333,027
G. Les Austin	3,033	-	132,272	135,305
All directors and executive officers as a group * (16 people)	1,031,456	56,000	1,790,240	2,877,696

*
As of March 4, 2019, Mr. Pinkston beneficially owns 1.37% of our outstanding shares of common stock. Each of our other named directors and officers individually owns less than one percent of our outstanding shares of common stock and collectively the directors and officers own 5.16%. To calculate this percentage ownership, the total number of shares outstanding includes the shares issued and outstanding (which includes the “Unvested” restricted stock identified in column (c)) plus the number of shares that any named owner may acquire within 60 days.

Notes to table:

(1)
Includes these shares of common stock held under our 401(k) thrift plan: Mr. Pinkston, 12,800 shares; Mr. Merrill, 16,166 shares; Mr. Schell, 50,596 shares; Mr. Austin, 1,177 shares; and Mr. Cromling, 9,403 shares; and directors and executive officers as a group, 135,521 shares. Amount for Mr. Pinkston also includes 600 shares owned by his son. Reflects these shares held jointly with spouses: Mr. Pinkston, 261,242 shares; Mr. Schell, 123,944 shares; Mr. Cromling, 112,095 shares; Mr. Christopher, 22,040 shares; and Mr. Peyton, 46,590 shares. Excludes unvested restricted stock, which is set forth separately in column (c).

(2)
Of the shares listed as being beneficially owned, these individuals disclaim any beneficial interest in shares held by spouses, trusts, or for the benefit of family members: Mr. Adcock, 17,891 shares and Mr. Hildebrand, 7,000 shares.

(3)	The options have all vested, but have not been exercised.

(4)
Represents unvested shares of restricted stock over which the named executive officer or director has voting power but not investment power. Amounts include 303,949 shares for Mr. Pinkston; 150,403 shares for Mr. Merrill; 139,470 shares for Mr. Schell; 75,363 shares for Mr. Austin; 131,984 shares for Mr. Cromling; and 1,032,195 shares for our executive officers (including the NEOs) as a group that have voting rights and vest based on performance criteria (based on target levels).

STOCKHOLDERS OWNING MORE THAN 5% OF OUR COMMON STOCK
This table sets forth information about the beneficial ownership of our common stock by stockholders who own over five percent of our common stock.

STOCKHOLDERS WHO OWN MORE THAN 5% OF OUR COMMON STOCK
Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	7,954,804	14.28%
FMR LLC 245 Summer Street Boston, MA 02210	6,521,635	11.71%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,750,179	10.32%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,543,529	8.15%
Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	3,256,959	5.85%
Notes to table:

(1)
Beneficial ownership is based on the Schedule 13G, 13G/A, or 13D most recently filed by the stockholder or other information provided to us. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)	Based on the number of issued and outstanding shares of our common stock as of March 4, 2019.
EXECUTIVE COMPENSATION

OVERVIEW OF NEOs’ 2018 COMPENSATION
This table summarizes the major components of our NEOs’ 2018 compensation:

OVERVIEW OF NEOs’ 2018 COMPENSATION
Name	Salary	Cash Bonus		Shares of Restricted Stock *
		Performance Based	Discretionary	Performance Based	Time Vested
Larry D. Pinkston	$861,500	$409,621	$411,539	92,161	61,441
David T. Merrill	$529,000	$177,548	$178,379	49,882	33,254
Mark E. Schell	$477,600	$160,296	$161,047	45,025	30,017
John H. Cromling	$452,300	$153,065	$152,516	40,529	27,019
G. Les Austin	$350,000	$117,470	$118,020	33,992	22,662

*	Amounts shown as performance-based stock awards are target amounts.
Please see the Summary Compensation Table, page 33, for complete 2018 compensation information.

PROTECTING THE INTEGRITY OF OUR COMPENSATION PRACTICES
These compensation practices are included in our compensation program:

•
Clawback rights – Our Seconded Amended and Restated Stock and Incentive Compensation Plan includes a mandatory clawback provision. We have the right to “clawback” long-term or short-term incentive compensation paid to any participant, including our NEOs and directors, who commits acts of fraud or dishonesty, including those that result in a financial restatement.

•
Performance metrics – For 2018, sixty percent (based on target) of our NEOs’ long-term incentive awards were awarded subject to performance metrics. Sixty percent (based on target) of our NEOs’ 2018 short-term incentive cash bonus was based on pre-established objective performance measures and forty percent (based on target) was based on subjective performance goals and potential discretion.

•
Stock ownership and retention guidelines for directors and NEOs – We have stock ownership and retention guidelines applicable to our NEOs and directors. Within five years of election, and subject to the requirement that 50% of net shares awarded be held until the assigned levels are met, our CEO must hold shares valued at five times base salary, our other NEOs must hold shares valued at three times base salary, and our directors must hold shares valued at three times annual retainer. Required holdings are calculated on the later of the adoption of the policy or election as an officer or director and as more particularly described in our stock ownership policy, appended to our corporate governance guidelines, available on our website at http://www.unitcorp.com/investor/governance.html. All of our directors and all NEOs except Mr. Austin (who became subject to holding requirements in 2017 and has until 2022 to become compliant) hold shares above required holding levels.

•
Hedging and Pledging Policy – We have a policy prohibiting our directors and NEOs (and any other officers filing Section 16 reports with the SEC) from hedging or pledging our common stock. Based on their answers to our most recent directors and officers questionnaires, no directors or NEOs have hedged or pledged company stock.

•
Ongoing compensation risk assessment – Our compensation committee conducts a formal annual compensation risk assessment. The committee has determined that there are adequate design features and controls in place to ensure that our compensation plans and practices do not encourage unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•
Minimum vesting requirements on equity awards – We have minimum vesting requirements for all awards (other than SARs or options) under our stock and incentive compensation plan, which provides that for other than SARs and options, awards under the plan will be subject to a minimum three-year vesting period unless performance-based, in which case the vesting period will be at least one year, subject to the right of the committee to grant up to five percent of shares available for grant under the plan free of these restrictions.

•
Prohibition of Option Repricing – Except in connection with corporate transactions involving the company (like dividends, stock splits, reorganizations, mergers, etc.), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards, options or SARs without stockholder approval.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with our management the following compensation discussion and analysis. Following that review and discussion, the compensation committee recommended to our board that the compensation discussion and analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for fiscal year 2018 by reference to this proxy statement.
The members of the compensation committee are:

Carla S. Mashinski – Chair
William B. Morgan	J. Michael Adcock
Steven B. Hildebrand	Gary R. Christopher

COMPENSATION DISCUSSION AND ANALYSIS
To assist you in reviewing our compensation discussion and analysis, we have arranged our discussion into these sections, each of which may have its own subsections:

•	Our general compensation objectives

•	Elements of our compensation program

•	Our compensation policies and program as they relate to risk management

•	Effect of stockholder say-on-pay vote on compensation decisions

•	Administration of our executive compensation program – overview of the process

•	Role of compensation consultant

•	Role of CEO

•	Peer group

•	2018 salaries

•	2018 long-term incentive awards

•	2018 annual cash bonus awards

•	2018 compensation decisions pertaining to 2019 compensation

•	Performance-based stock awards vesting during or for fiscal year 2018

•	Stock ownership policy

•	Policy on hedging and pledging our securities

•	No backdating, spring-loading, or repricing of options

•	Non-employee director compensation

•	Tax considerations

•	Employment agreements
Our general compensation objectives. Our goals are to attract, motivate, reward, and retain qualified employees. We try to satisfy those goals in a way that aligns our employees’ interests with both our business and financial objectives, as well as the interests of our stockholders. So we:

•	offer a competitive compensation mix comprising competitive salaries, short-term and long-term incentives, and certain additional benefits;

•	reward performance that achieves our business objectives and enhances the performance of our common stock; and

•
link executive compensation to our stockholders’ interests both generally through equity awards as components of executive and non-executive compensation, and more specifically by tying a significant portion of both long- and short-term incentive compensation for our executives to various performance goals.

Elements of our compensation program. Our executive compensation program includes salary, annual cash bonus (also called “short-term incentive awards”), and certain forms of equity awards (also called “long-term incentive awards”). We also make available health, disability and life insurance, certain indemnification protection, 401(k) retirement benefits, separation benefits, and certain limited perquisites. Each is viewed as a necessary component of the mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both the company’s short- and long-term performance. We believe a competitive salary is required to attract and retain qualified executives. When authorized, annual cash bonuses provide executives with potential earnings based on annual financial and operating results and reward them for short-term successes. Long-term incentive awards are used to motivate both long- and short-term results and aid in the retention of our executives. Compensating our executives for company performance in both the short term and the long term aligns our executives’ compensation with the interests of our stockholders. Indemnification protections, retirement and separation benefits, and general perquisites are commonly included in executive compensation packages offered by our competitors, and providing them helps achieve our compensation goals.

The following chart provides further details about the elements of compensation and benefits that we pay (or offer) our executives and why we do so:

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Base Salary	Regular cash income, paid semi-monthly.	Provides competitive and predictable regular compensation and rewards core competence and experience.	Is a fundamental or foundation component of our overall competitive pay mix; serves as a short-term feature to balance long-term incentives.
Cash Bonus (or “short-term incentive compensation”)
Part objectively performance-based cash awards and part discretionary or subjectively performance-based cash awards under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan.
		Provides an annual incentive award in cash compensation based on the attainment of designated objective and subjective performance measures, as well as based on committee discretion.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executives’ interests with those of the stockholders in the short term.
Long-term Incentives
We generally used awards of restricted common stock as our form of long-term incentive compensation. Pay-out is generally staggered over a vesting period, although we have in the past also awarded retention shares structured to have a one-time “cliff” vesting feature. We tie a significant part of this award to attainment of certain performance criteria.
		Provides long-term incentive to contribute to company performance and rewards corporate performance and continued service with company.	Balances the short-term features of our mix and motivates our executives to enhance corporate performance, further aligning executive interest with stockholder interests.
Indemnification	We indemnify our officers and directors to the fullest extent permitted by law. This is required by our charter, bylaws, and certain contracts.
We include this as a compensation element because it is commonly provided by peer organizations and is valued by our executives. We believe it allows our executives to be free from undue concern about personal liability for their service to the company and it rewards willingness to serve in positions that carry exposure to liability.
Represents a significant component of a competitive executive compensation package.
Medical, Dental, Life and Disability	Available to full-time company employees through our benefit plans. The value of these is not included in the Summary Compensation Table, since they are available on a company-wide basis.	We include this as a compensation element as it is commonly provided by our competitors and it encourages the health of our employees, and adds to employee productivity and loyalty.	Represents a significant component of a competitive executive compensation package.
Other Paid Time-off Benefits	We provide vacation and other paid holidays to full-time employees, including the NEOs.	Rewards continuity of service and is a standard benefit comparable to the vacation benefits provided by competitors.	Works with other elements to create a competitive compensation package.
Unit Corporation Employees’ Thrift Plan [401(k) plan]
Tax-qualified retirement savings plan under which participating employees can contribute up to 99% of their pre-tax compensation, a portion of which the company can match. The company match is generally paid in shares of our common stock.
		A 401(k) plan is a standard corporate benefit and our match to the participants is a competitive feature of our plan. This benefit rewards continuity of service.	Works with our other executive pay components to create a competitive overall executive compensation package.
Unit Corporation Salary Deferral Plan [Non-qualified plan]
Our non-qualified plan allows designated participants to defer salary and cash bonus for tax purposes until actual distribution at termination, death, in service, or under defined hardship. We do not make matching contributions to this plan.
		This element of compensation is a standard benefit at executive levels, and is a component of our program that contributes to our competitiveness. This rewards continuity of service.	Works with our other executive pay components to create a competitive overall executive compensation package.
Separation Benefits
We provide payments to salaried full-time employees in cases of involuntary termination, change-in-control, or on retirement after 20 years of service with the company. For specifics, see the narrative discussion at “Potential payments on termination or change in control.”
		This component of our program contributes to our competitiveness, and helps retain our employees. This benefit rewards length and continuity of service.	Works with our other executive pay components to create a competitive overall executive compensation package.
Perquisites	We provide a car allowance to our NEOs and pay for certain club memberships.	Compensating with certain perquisites adds to the general attractiveness and competitiveness of our compensation mix, and helps attract and retain the executive talent we value.	Works with our other executive pay components to create a competitive executive compensation program.

Our compensation policies and program as they relate to risk management. The compensation committee conducted an annual compensation risk assessment at its October 2018 meeting. It received information about our compensation policies and programs for both executive and non-executive employees for 2018, including the structure of awards then outstanding under those programs. Based on its review, the committee concluded that our compensation policies or practices did not encourage unreasonable or inappropriate risk taking, nor were they reasonably likely to have a material adverse effect on the company. The committee believes that the following factors help control or mitigate any potential compensation-related risks:

•	We use a mix of fixed and variable, short-term and long-term compensation;

•	Total payouts under all incentive award scenarios are not believed to be excessive based on compensation surveys and peer compensation level analyses, and are consistent with our financial resources;

•	NEO incentive compensation is subject to clawback under specified circumstances;

•	Controls are believed to be in place to enhance the integrity of recorded results on any objective performance measures;

•	Our NEOs generally have substantial levels of stock ownership, reflecting alignment with our stockholders and providing a continuing incentive to align risk towards increasing stockholder value; and

•
The NEOs’ performance-based awards have certain risk-mitigating features, including capped maximum payouts; appropriately tiered goals/performance metrics; and overlapping multi-year vesting terms for restricted stock awards.

Effect of stockholder say-on-pay vote on compensation decisions. The committee reviews the results of the previous year’s say-on-pay vote in making its executive compensation decisions. The voting results from the 2018 annual meeting of stockholders reflected that approximately 97.6% of shares voting on that item approved our 2017 executive compensation detailed in our 2018 proxy statement. The committee views the 97.6% approval rating as affirmation of its general approach to executive compensation and continues setting executive compensation as it has previously done, attempting to gauge competitive practices and authorizing compensation within the range of what is deemed competitive and appropriate in our industry. Based on the vote of our stockholders, we provide our stockholders an annual say-on-pay vote.
Administration of our executive compensation program – overview of the process. Our executive compensation program is administered by our compensation committee. Additional details about that committee are in the corporate governance section of this proxy statement, under “Compensation Committee.”
The chair of the compensation committee, our CEO, and our vice president of human resources meet several times during the year to analyze the compensation packages for our executive and non-executive employees. Our CEO will usually make recommendations regarding salaries and any short- or long-term incentives awards for the NEOs besides himself. (See “Role of CEO” for greater detail on the role of the CEO.) None of our NEOs has a role in recommending their own compensation.
Each December the committee considers the CEO’s salary recommendations for non-CEO NEOs, along with any peer and market information presented to the committee, and decides the appropriate salary for the CEO and the other NEOs. The committee then presents its salary determination to the full board. Salaries that are adjusted from the previous year are effective starting January 1st of the new year. No action is taken regarding annual short-term incentive awards until sometime after the start of the year following the year to which the bonuses relate. This allows time for the complete financial and performance results for the prior year to be considered. Once that information is available any annual bonus awards for the prior year are determined. Long-term incentive awards are made prospectively, usually in the first quarter of the year to which they relate, and peer and performance information is considered at the time the awards are granted. So, for 2018, salary determinations were made in December 2017 effective January 1, 2018, long-term incentive awards were determined in February 2018, and short-term incentive awards were determined in February 2019 based on performance metrics and discretionary goals selected in early 2018. Equity awards are effective the date of the committee’s approval of the award.
Generally, once the committee approves the NEOs’ compensation, the only adjustments that might be made before the committee’s next annual review would be those deemed necessary or useful due to a change in circumstances (e.g., a promotion or material increase in responsibility, or if a severe downturn in our industry occurs). It is possible, however, that the committee may make adjustments in the future based on changed circumstances, and those changes would be on an ad hoc basis and could affect any element of compensation based on the actual circumstances.
In selecting our NEOs’ overall compensation package, the committee considers the financial and operating results of the company or its segments, including:

•	the growth in each segment of the company;

•	net income, cash flow, asset base growth, and return on invested capital;

•	long-term debt levels;

•	any acquisitions made during the year;

•	the attainment of any designated business objectives; and

•	our compensation practices compared to those of other companies.

The committee may also consider any significant changes in or to our industry, and general economic conditions. Individual NEO contributions are noted in the context of considering our overall financial and operating results and in evaluating outcomes on any specific performance-based short- and long-term incentive awards. When performance-based awards are granted, the designated performance measures are selected in advance and certified by the committee at the start of the performance period. Performance goals or measures may change from year to year. Decisions on pay not tied to performance-based incentive awards are made at the committee’s discretion, with subjective goals sometimes attached. In those cases there is no weighting of assessed factors, no formulaic modeling of how to tie company or individual achievement to awards, no fixed position on whether prior compensation should be considered in making compensation decisions, or whether or how to incorporate any other criteria-based measures into the compensation-setting process.
Role of compensation consultant. The committee used Villareal Associates (“Villareal”), a Tulsa, Oklahoma-based compensation consultant, to assist it in determining the types and amounts of the compensation paid to our executives for 2018. The committee has used the services of Villareal as its independent compensation consultant since 2009. Villareal provided peer and survey information used in determining all components of our NEOs’ reported compensation. Villareal also worked with our management and the vice president of our human resources department to create the metrics used in our performance-based incentive awards.
In 2018, we incurred fees of $38,225 from Villareal, all of which was for executive compensation services. The committee’s selection of Villareal was not based on a recommendation by our management, but was based on the committee’s preferences. At its February 2018 meeting, the committee reviewed the compensation consultant independence questionnaire completed by Villareal. Based on Villareal’s answers to the questionnaire and committee discussion, the committee determined there is no conflict of interest created by Villareal’s work for either the committee or the company.
Role of CEO. Before those meetings when it decides our NEOs’ compensation, committee members receive and review the recommendations (and any information on which they are based) made by our CEO, regarding the salary and incentive-based compensation for the other NEOs. Our CEO does not evaluate or make a recommendation regarding his salary or incentive compensation. Our CEO also meets with the committee and discusses his recommendations. The executives subject to the CEO’s recommendations are not present during these deliberations. The compensation committee has the authority to accept, reject, or adjust the CEO’s recommendations or those made by any other person. After the committee has decided on the NEOs’ compensation, its determinations are then submitted to the full board. The board then ratifies (and approves, if required) the committee’s determinations. The board (acting through its independent directors only) has the authority to make any changes it feels are appropriate to the recommendations of the committee.
Peer group. The peer group we used in evaluating the executive compensation decisions being reported in this proxy statement is composed of companies we feel are the best match for us in industry and revenues, and, to a lesser degree, market capitalization. It is the committee’s view that annual revenues as opposed to market capitalization represent a better criterion to use in identifying energy companies for the peer group because revenue size is more stable over time and is more commonly used to evaluate compensation. Adjusted from our 2017 peer group by removal of two companies, Bill Barrett Corporation and Stone Energy due to their ongoing merger activities, and the addition of Carrizo Oil and Gas, Inc., Oasis Petroleum, Inc., PDC Energy, Inc., and WPX Energy, Inc., companies deemed peer-appropriate in terms of revenues, market capitalization and line of business, our 2018 peer group includes the following companies (the “2018 peer group”):

•	Cabot Oil & Gas Corporation	•	Oasis Petroleum, Inc.
•	Carrizo Oil and Gas, Inc.	•	Parker Drilling Company
•	Cimarex Energy Company	•	Patterson – UTI Energy, Inc.
•	Denbury Resources, Inc.	•	PDC Energy, Inc.
•	Helmerich & Payne, Inc.	•	Pioneer Energy Services Corporation
•	Laredo Petroleum, Inc.	•	SM Energy Company
•	Newfield Exploration Company	•	Whiting Petroleum Corporation
		•	WPX Energy, Inc.
2018 salaries. Our NEOs’ salaries were determined at the compensation committee’s December 2017 meeting. At the October 2017 meeting, our vice president of human resources had presented compensation survey data that indicated that industry-wide salary increases for 2018 would be approximately 3%. At the December 2017 meeting, our CEO recommended a 3% salary increase for our non-CEO NEO’s except Mr. Cromling, who had taken a voluntary reduction in pay in 2015 and was still below 2015 levels, and Mr. Austin, who had just taken his CFO position in October 2017. For Mr. Cromling, Mr. Pinkston recommended a 5% salary increase. Since Mr. Austin had just been hired at what was considered to be a market salary in November 2017, no 2018 salary increase was recommended for him. Mr. Pinkston made no recommendation as to his own 2018 salary. In addition to the information provided by the vice president of human resources, along with the CEO’s recommendations, the committee reviewed total compensation information provided by our compensation consultant Villareal in the context of making 2018 salary determinations.
Villareal’s December 2017 materials included 2016 executive compensation market information obtained from SEC filings for the company’s executive compensation peer group consisting at that time of Bill Barrett Corporation, Cabot Oil & Gas Corporation, Cimarex Energy Company, Denbury Resources, Inc., Helmerich & Payne, Inc., Laredo Petroleum, Inc., Newfield Exploration Company, Parker Drilling Company, Patterson - UTI Energy, Inc., Pioneer Energy Services Corporation, SM Energy Company, Stone Energy Corporation, and Whiting Petroleum (the “2017 peer group”). The Villareal materials also included 2017 market compensation information based on survey data for executives with positions comparable to the NEOs, obtained from the 2017 Mercer Survey for energy companies with a $1.0 to $3.0 billion revenue range; the 2017 ECI Survey for energy companies and company divisions of size comparable to Unit; and Economic Research Institute’s Executive Compensation Assessor, providing data covering 2,000 industries and over 500 top management/executive positions, including energy companies of comparable size to Unit.
The Villareal materials reflected that overall, total cash compensation paid to our executive officers (excluding Mr. Austin, hired at the end of November 2017) for 2017 was 12.9% below the survey-based market as measured by the average total compensation for comparable executive positions (applying a 15% upward adjustment to market data for the General Counsel to better reflect his additional responsibilities). The Villareal materials reflected further that total cash compensation paid to the company’s top five most highly-paid executive officers for 2016 was 30.7% below the market as measured by the average total cash compensation paid to the five highest paid executives in the proxy peer group for 2016. Villareal’s materials also showed that for the period of 2012 through 2016, total cash compensation for the company’s NEOs ranged between 27.9% and 40.5% below the peer companies’ NEOs’ average total cash compensation for those years, although for 2012 - 2016 the company’s NEOs’ salaries had ranged from 10.3% to 18.5% above the averages of the peer companies’ NEOs’ salaries, and for 2016 base salaries had been 12.1% above those averages.

After review of the various materials provided to it at the December 2017 meeting, the committee approved the following: Mr. Cromling’s 2018 salary was approved at $452,300, raising him to the salary level he was receiving in 2015 when he took the voluntary salary reduction; Mr. Austin received no 2018 salary increase; Messrs. Merrill and Schell received a 3% salary increase; and Mr. Pinkston, who had also taken a voluntary salary reduction in 2015, received a salary increase to $861,500, raising him to the salary level he was receiving in 2015 when he took the voluntary salary reduction. All 2018 salary determinations were effective January 1, 2018.
2018 long-term incentive awards. The NEOs’ 2018 long-term incentive awards were determined at the committee’s February 2018 meeting. Then-available 2017 financial and operational results were as follows:

2017 Performance - Segment Highlights as known at February 20, 2018 Compensation Committee Meeting
Oil and Natural Gas
•	Acquired western Oklahoma oil and gas assets for approximately $54.3 million
•	Total year-end 2017 proved reserves increased 27% over 2016
•	Replaced 300% of 2017 production with new reserves
•	Sold non-core assets with proceeds of $18.6 million
Drilling
•	Utilization cycle during 2017:
- Started year with 21 drilling rigs operating
- Placed one new BOSS drilling rig into service at the end of the second quarter
- Returned to service 14 SCR drilling rigs and by mid-July 36 drilling rigs were operating
- Exited year with 31 drilling rigs operating
•	Operated all ten BOSS drilling rigs during the year
Midstream
•	Record operating profit (revenue less operating expense) of $51.7 million
•	Connected five wells to our Pittsburgh Mills gathering system resulting in increased gathered volume of up to 141 MMcf per day
•	Began construction on a $14.0 million pipeline and compressor expansion project at our Cashion facility
•	Connected three new wells to our Segno gathering system, increasing our gathered volumes to a record high of 98.2 MMcf per day
•	Connected six new wells to our Hemphill facility and upgraded compression facilities
The committee reviewed the CEO Performance Assessment Survey for 2017 performance completed by the non-employee directors. That survey indicated that on the whole the directors felt that the CEO was performing at a skilled or highly-skilled level.
The committee also reviewed and discussed materials prepared by Villareal. Referring to the companies in the 2018 peer group, Villareal’s February 2018 materials reflected the following:

•
For the peer group NEOs for fiscal year 2016, the most recently-completed year for which proxy information was available as of the meeting date, average total compensation was $17.5 million and median total compensation was $14.4 million, while total 2016 compensation for the company’s NEOs (as set forth in its 2017 proxy statement) was $4.7 million;

•
Mr. Pinkston’s total 2016 compensation was $1.6 million, compared to the $7.1 million average of the highest-paid positions for the peer group for 2016, and the company’s non-CEO NEOs’ average total compensation was $0.78 million, compared to the $2.6 million average total compensation paid to the second through fifth most highly-compensated peer group executives during 2016;

•
For the period 2013 - 2016, the average ratio of NEO total long-term incentive awards to company cash flow (the “NEO LTI-to-cash-flow ratio”) for the peer group was 1.44%, compared to a NEO LTI-to-cash-flow ratio of 1.65% for the company;

•
For the period 2013 - 2016, the average ratio of NEO total short-term incentive compensation to company cash flow (the “NEO STI-to-cash-flow ratio”) for the peer group was 0.49%, compared to a NEO STI-to-cash-flow ratio of 0.23% for the company; and

•
For 2016, Mr. Pinkston received a total bonus of $0.45 million or 58.8% of salary compared to an average bonus to the highest paid peer group executives of $1.27 million or 161.9% of salary. Mr. Pinkston’s 2016 long-term incentive award was valued at $0.38 million or 49.1% of salary compared to an average long-term incentive for the highest paid peer group executives of $4.95 million or 633.8% of salary. The company’s 2016 group of non-CEO NEOs received an average bonus of $0.182 million or 40.9% of salary compared to an average bonus for the second through fifth most highly paid executives in the peer group of $0.49 million or 125.1% of salary, and the value of their long-term incentive awards averaged 27.3% of their salaries, compared to the average value of the comparable peer group employees’ long-term incentives at 421.9% of salaries.

Targets for NEO long-term incentive awards, which were set by the committee in February 2013 and continue to be used by the committee because they are believed to continue to represent market targets, were 329% of salary for the non-CEO NEOs and 400% of salary for the CEO. The committee decided that to pay competitively with the market, awards should be granted at 100% of target based on recent stock prices. They further decided that 60% of the stock awards should be performance based and 40% time vested. Half of the performance-based component (the “TSR Award”) would cliff vest at the end of a three-year performance period in an amount determined based on the company’s TSR for that period compared to the TSR of the peer companies during that time, and the other half (the “CFTA Award”) would vest in three annual installments in an amount determined based on the company’s consolidated cash-flow-to-assets ratio relative to the actual cash-flow-to-assets ratios of the 2018 peer companies for each of 2018, 2019, and 2020. The committee chose this award structure because it believes that TSR is a readily understood and commonly used measure of corporate performance aligning our management with our stockholders, that the cash-flow-to-assets ratio is a meaningful way to quantify the efficiency of the company’s use of its assets, and that comparing our performance on those measures to peer performance on the same measures provides additional meaningful performance information.
TSR award. The target number of shares for the TSR award is 30% of the total shares awarded each NEO for their 2018 long-term incentive awards (half the performance-based award), but the actual number vesting could be more or less than target, depending on performance results. TSR for both the company and the 2018 peer group will be determined using this formula:
TSR = Ending stock price – Beginning stock price + Dividends
Beginning stock price
For the formula, the ending and beginning common stock price uses the average of the closing price of our common stock on the NYSE for the 15-trading-day period ending on the start and end of the designated performance period (February 20, 2018 to February 20, 2021) and the 2018 peer group stock prices are used in the same manner. Based on application of the above formula, the number of performance-based shares that will ultimately vest for the NEOs will be determined by the TSR of the company relative to the TSR of the 2018 peer group at the end of the performance period, as follows:

Company’s Performance Percentile Rank (Unit TSR vs. Peer TSR)	Vesting (% that will vest)
>90	200%
90	200%
75	150%
60 (Target)	100%
50	75%
40	50%
<40	0%
Interpolation will determine the percentage of the awards that will vest when performance falls between the percentile ranks in the table above.
CFTA award. The CFTA award will vest annually in three installments beginning March 9, 2019. The target number of shares for each installment of the CFTA award are one third of the total CFTA award, which was 30% of the entire long-term incentive award (half the performance-based award), but the final number vesting could be more or less, based on actual performance. For the award, cash flow is defined as cash flow before changes in assets and liabilities. The performance period is the three-year period consisting of fiscal years 2018, 2019, and 2020. The number of shares that vest will be determined by the percentile rank of the company’s actual consolidated cash-flow-to-assets ratio for each year in the performance period relative to the actual consolidated cash-flow-to-assets ratio of the 2018 peer companies for each of those years (2018 for the first installment, 2019 for the second installment, and 2020 for the third installment), as follows:

Company’s Performance Percentile Rank (Unit consolidated cash-flow-to-assets ratio vs. Peer cash-flow-to-assets ratio)	Vesting (% of each installment that will vest)
>90	200%
90	200%
75	150%
60 (Target Performance)	100%
50	75%
40	50%
<40	0%
Interpolation will determine the percentage of the awards that will vest when performance falls between the percentile ranks in the table above.
2018 annual cash bonus awards
Our NEOs’ 2018 annual cash bonus short-term incentive awards (“STIs”) were made under the company’s Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Performance metrics and discretionary goals were established in February 2018, and final results were certified in February 2019. The awards certified for payment by the committee were determined partly based on the company’s objective performance on a financial performance and scorecard award (set forth in scorecard format beginning on page 28) and partly on the committee’s assessment of the company’s performance on four subjective performance goals related to cybersecurity planning, strategic planning, succession development, and corporate culture assessment initiatives, as well as committee discretion. The percentage-of-salary targets chosen for the NEOs’ 2018 STIs were set at approximately 85% of the STI targets originally established for the NEOs in 2013 based on prevailing peer and competitor practices. As originally established, the maximum possible payout for outstanding performance on the combined performance-based and discretionary short-term incentive award was 200% of salary for the CEO, and 140% of salary for the other NEOs. Due to economic conditions in our industry in 2016, target awards were cut in half, so the maximum possible payout for outstanding performance on the 2016 award was 100% of salary for the CEO and 70% of salary for the other NEOs. We have gradually been increasing the annual targets for the NEOs’ STIs in an effort to get back to pre-2015 levels, which are still considered to be market-based for our industry. Our 2017 STIs provided a maximum short-term incentive award of 124% of salary for the CEO and 86% of salary for the other NEOs. For 2018, a maximum short-term incentive award of 170% of salary was set for the CEO and 120% of salary for the other NEOs. The committee determined that instead of having the 2018 short-term incentive awards evenly split between performance-based and discretionary/subjective components, the performance-based component would be 60% of the available award opportunity and the discretionary/subjective component would be 40% of the available award opportunity.
The committee certified 2018 STIs as follows:

2018 Short-term Incentive Cash Bonus Awards
	Performance-based Component	% of Target	% of Salary	Discretionary/ Subjective Goals Component	% of Target	% of Salary	Total Cash Bonus	% of Salary
Mr. Pinkston	$409,621	93.2%	47.5%	$411,539	140.5%	47.7%	$821,160	95.3%
Mr. Merrill	$177,548	93.2%	33.6%	$178,379	140.5%	33.7%	$355,927	67.3%
Mr. Schell	$160,296	93.2%	33.6%	$161,047	140.5%	33.7%	$321,343	67.3%
Mr. Cromling	$153,065	94.0%	33.8%	$152,516	140.5%	33.7%	$305,581	67.6%
Mr. Austin	$117,470	93.2%	33.6%	$118,020	140.5%	33.7%	$235,490	67.3%
In determining the appropriate payout on the discretionary component of the award, the committee reviewed management’s performance on its cybersecurity planning, strategic planning, succession development, and corporate culture risk assessment initiatives, highlights of which include:

•
The company continued to upgrade its cybersecurity program during 2018, making numerous enhancements to the program and providing the audit committee with updates during the year. The cybersecurity program is ongoing.

•
A formal succession planning and development program was presented to the board in August 2017. Subsequently, 2018 goals for succession development were established. As part of this process, structured coaching plans for employees identified for potential succession to higher-level positions began in 2018 and is ongoing. Additionally, a training program was created in 2018 to develop potential successors for other key positions within the organization.

•
In 2017, the company’s exploration and production segment conducted and reported to the board on a formal strategic planning initiative, in 2018, the drilling segment conducted and reported to the board on a strategic planning initiative, and strategic planning initiatives for the midstream segment are planned for 2019.

•
In early 2018, the board requested that management provide it with more information about the company’s corporate culture. In response to the board’s request, management established a program to gather corporate culture information and make that available to the board.

The committee determined based on its review that management’s activities related to the four performance goals provided value to the company and had been executed thoroughly and diligently. Based on the attainment of the subjective performance goals assigned for 2018, as well the additional performance achievements including the midstream segment’s successful joint venture and the exploration and production segment’s 2018 acquisition activity, and exercising discretion in an effort to grant total awards that were close to originally-selected market targets for short-term incentives, the committee authorized the above-target discretionary awards as set forth above.
The performance-based short-term incentives comprised two separate awards, a “financial performance award,” and a “scorecard award.” The financial performance award was computed in the same manner for all segments of the company, but weighted more heavily for Messrs. Pinkston, Schell, Merrill, and Austin, the corporate NEOs (60% of the total performance-based bonus amount), and less heavily for Mr. Cromling and the other heads of our business operating segments who participate in the performance award program (20% of the total performance-based bonus amount). The total performance-based incentives available to the NEOs for 2018 were multipliers of their salaries that were based on the level of performance achieved, as detailed in the scorecard tables at the end of this section. Amounts payable for performance falling between two performance levels is determined by interpolation.
For purposes of the financial performance award, NEO performance was measured in terms of the company’s actual 2018 adjusted EBITDA, defined as “earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments, and other non-cash items (primarily debt related).” For an explanation of how the company calculated adjusted EBITDA for 2018 and a reconciliation of adjusted EBITDA to the measures the company believes to be the most directly comparable to those measures under GAAP, please see “Reconciliation of Adjusted EBITDA” on page 12 of our press release filed on Form 8-K on February 21, 2019, in which fourth quarter and year end 2018 results were announced. Adjusted EBITDA was selected as the performance measure for this component because it is believed to be a commonly-used and meaningful measure of performance both to stockholders and to the NEOs.
The scorecard component of the 2018 short-term incentive award was based on the performance of our three primary operating segments, and the performance metrics differed for each segment. The scorecard award for Messrs. Pinkston, Merrill, Schell, and Austin, our corporate-level NEOs, is referred to as the “corporate scorecard award.” The scorecard award for Mr. Cromling, Executive Vice President of Unit Drilling Company (“UDC”) is referred to as the “drilling segment scorecard award.” We have two additional operating subsidiaries, the heads of which participate in our performance award program: Unit Petroleum Company (“UPC”), our exploration and production segment, and Superior Pipeline Company, L.L.C. (“SPC”), our midstream segment. UPC’s Executive Vice President and SPC’s President are not named as NEOs and their compensation is not covered in this proxy statement, but the scorecards for their respective segments factor into the corporate scorecard award and are detailed in the footnotes to the scorecard table for Mr. Pinkston.
The goals selected for the operating segment heads were initially selected by our CEO in consultation with the individual segment heads, and they were submitted to and approved by the committee. Each year the CEO and the committee review and make changes to the goals as circumstances change. Each goal was chosen because it was believed to relate to an important and measurable financial, operating, or strategic goal of that operating segment. The process for setting the threshold, target and outstanding levels for each metric is dependent upon the metric. For many of the metrics, the “target” performance level is set based on the budget for the coming year and the “threshold” and “outstanding” numbers are then chosen within a reasonable range of the “target.” For other metrics, the “threshold” is set at a level that creates economic value for the company and its stockholders while the “target” and “outstanding” levels are set as significant improvements to the “threshold” level. The committee strives to maintain vigorous targets which may increase or decrease from the prior year's targets after considering the impact of industry conditions, commodity prices, capital spending budgets, segment objectives, and other factors.
2018 corporate scorecard award. The scorecard for Messrs. Pinkston, Merrill, Schell, and Austin was a composite of the scorecards of the three business segments. The segments were weighted 65% for the oil and natural gas segment, 15% for the drilling segment, and 20% for the midstream segment. This weighting was initially based on the relative expected cash flow contribution of each operating segment as projected at the time the awards were established, and then adjusted to ensure each segment’s weighting would be high enough to be relevant to the overall measurement. The incentive range for these awards is

40% of the performance based incentive opportunity range for the corporate NEOs, reflecting the weighting of the corporate scorecard award relative to the financial performance award for those NEOs.
2018 drilling segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the total incentive opportunity range for this performance-based incentive award for the segment head. The drilling segment's scorecard award was determined based on the segment’s performance on four factors:
•accidents per 200,000 man-hours;
•cash flow per rig per day;
•number of rigs operating; and
•rig down-time.
The committee believes that safety is a paramount concern in the oil and gas drilling industry, and incentives tied to improved safety performance, such as reduced accidents per man hours worked, are believed to be in the best interests of that segment.  Cash flow is a commonly-used financial measure in all areas of business, and the committee believes that for the drilling business, cash flow per rig per day is a valuable measure of financial performance.  The number of rigs operating and rig down-time both reflect the operating efficiency of the organization and impact the bottom line of the business, so increased rig utilization and decreased rig downtime are worthwhile performance goals approved by the committee.
2018 exploration and production segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the total incentive opportunity range for this performance-based incentive award for the segment head.  For the head of our exploration and production segment, the performance measures approved were:
•production replacement with new reserves;
•rate of return for new wells drilled;
•production goals; and
•operating costs.
Rates of return and operating costs were selected as metrics because both will have measurable impact on the financial performance of the segment.  Production goals in terms of barrels of oil equivalent produced and production replacement with new reserves were selected as metrics because they are both good measures of added value to the exploration and production segment.
2018 midstream segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the incentive opportunity range for this performance-based incentive award for the segment head. This segment's scorecard performance was determined based on the segment's performance on these three factors:
•volumes gathered;
•return on invested capital; and
•segment EBITDA.
Metrics tied to segment EBITDA and return on invested capital were selected because they are commonly used financial measures believed to provide meaningful measures of midstream segment performance and efficiency.  Metrics tied to volumes gathered relates to an operational goal that enhances the midstream segment’s revenue and bottom line.

The following amounts were paid to the participating NEOs for the performance-based components of the 2018 cash bonus awards:
John Cromling:

A. Drilling Segment Scorecard Award
Performance Measure (each weighted at 20%)	Threshold (pays 14.40% of salary/3.60% per factor)	Target (pays 28.80% of salary/7.20% per factor)	Outstanding (pays 57.60% of salary/14.40% per factor)	Actual	% Salary Payable	Bonus Payable
Accidents (1)	1.8	1.6	1.2	1.91	0%
Cash Flow per Rig per Day (2)	$5,200	$5,500	$6,500	$5,661	8.36%
Number of Rigs Operating (3)	33	35	37	33	3.60%
Rig Down-time (4)	1.10%	1.00%	0.85%	0.61%	14.40%
Scorecard Total					26.36%
B. Financial Performance Award

	Threshold (3.60% of Salary)	Target (7.20% of Salary)	Outstanding (14.40% of Salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (5)	$294,000,000	$368,000,000	$450,000,000	$371,220,000	7.48%
Financial Performance Award Total					7.48%

Total Objective Performance-based Bonus Award (A + B) for Mr. Cromling						$153,065
Notes to table:

(1)	Defined as number of recordable accidents per 200,000 man-hours worked.

(2)	Defined as average daily cash flow generated per rig in 2018.

(3)	Defined as average number of rigs operating per day in 2018.

(4)	Defined as total rig hours available but not billed as a ratio of total rig hours available.

(5)
Defined as 2018 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

Larry Pinkston:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	14.40% (6.63% of salary)	28.80% (13.26% of salary)	57.60% (26.52% of salary)	18.30%	8.42%
UDC Scorecard	14.40% (1.53% of salary)	28.80% (3.06% of salary)	57.60% (6.12% of salary)	26.36%	2.80%
SPC Scorecard	14.40% (2.04% of salary)	28.80% (4.08% of salary)	57.60% (8.16% of salary)	31.91%	4.52%
Scorecard Total					15.75%
B. Financial Performance Award (3)
	Threshold (15.30% of salary)	Target (30.60% of salary)	Outstanding (61.20% of salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$294,000,000	$368,000,000	$450,000,000	$371,220,000	31.80%
Financial Performance Award Total					31.80%

Total Objective Performance-based Bonus Award (A + B) for Mr. Pinkston						$409,621

Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The UPC Scorecard entry is based on actual performance of our exploration and production segment, which is the “Scorecard Total” set forth in the following table:

Exploration & Production Segment Scorecard
	Threshold	Target	Outstanding	Actual	% Salary Payable
Reserves Replacement (a)	120.00% (3.60% of salary)	150.00% (7.20% of salary)	200.00% (14.40% of salary)	158.00%	8.35%
Rate of Return - New Wells Drilled (b)	18.00% (3.60% of salary)	21.00% (7.20% of salary)	26.00% (14.40% of salary)	9.50%	0.00%
Production MBOE (c)	16,800 (3.60% of salary)	17,700 (7.20% of salary)	18,600 (14.40% of salary)	17,070	4.68%
Operating Costs (d)	$1.37 (3.60% of salary)	$1.27 (7.20% of salary)	$1.17 (14.40% of salary)	$1.324	5.26%
Scorecard Total					18.30%
Notes to table:

(a)	Defined as percentage of 2017 reserves replaced through 2018 drilling activity.

(b)	Defined as overall rate of return on new wells drilled and PUDs converted in 2018.

(c)	Defined as number of barrels produced in 2018.

(d)	Defined as total operating costs divided by total production in terms of MCF-equivalent amounts.

The SPC Scorecard entry is based on actual performance of our midstream segment, which is the “Scorecard Total” set forth in the following table:

Midstream Segment Scorecard
	Threshold	Target	Outstanding	Actual	% Salary Payable
Volumes Gathered (a)	120,000 MCF (4.80% of salary)	133,000 MCF (9.60% of salary)	150,000 MCF (19.20% of salary)	143,669 MCF	15.62%
Return on Invested Capital (b)	7.00% (4.80% of salary)	7.80% (9.60% of salary)	9.20% (19.20% of salary)	7.46%	7.54%
Segment EBITDA (c)	$47,000,000 (4.80% of salary)	$59,000,000 (9.60% of salary)	$71,000,000 (19.20% of salary)	$56,862,000	8.74%
Scorecard Total					31.91%
Notes to table:

(a)	Defined as total volumes gathered for 2018.

(b)	Defined as business unit EBITDA divided by the average invested capital for 2018.

(c)	Defined a business unit EBITDA for 2018.

(3)	60% of total award opportunity.

(4)
Defined as 2018 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

David Merrill:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	14.40% (4.68% of salary)	28.80% (9.36% of salary)	57.60% (18.72% of salary)	18.30%	5.95%
UDC Scorecard	14.40% (1.08% of salary)	28.80% (2.16% of salary)	57.60% (4.32% of salary)	26.36%	1.98%
SPC Scorecard	14.40% (1.44% of salary)	28.80% (2.88% of salary)	57.60% (5.76% of salary)	31.91%	3.19%
Scorecard Total					11.11%
B. Financial Performance Award (3)
	Threshold (10.80% of salary)	Target (21.60% of salary)	Outstanding (43.20% of salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$294,000,000	$368,000,000	$450,000,000	$371,220,000	22.45%
Financial Performance Award Total					22.45%

Total Objective Performance-based Bonus Award (A + B) for Mr. Merrill						$177,548
Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The UPC Scorecard entry and the SPC Scorecard entry are based on actual performance of our exploration and production and midstream segments, which are detailed in the respective“Scorecard Totals” set forth in the footnoted tables following Mr. Pinkston’s scorecard, above.

(3)	60% of total award opportunity.

(4)
Defined as 2018 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

Mark Schell:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	14.40% (4.68% of salary)	28.80% (9.36% of salary)	57.60% (18.72% of salary)	18.30%	5.95%
UDC Scorecard	14.40% (1.08% of salary)	28.80% (2.16% of salary)	57.60% (4.32% of salary)	26.36%	1.98%
SPC Scorecard	14.40% (1.44% of salary)	28.80% (2.88% of salary)	57.60% (5.76% of salary)	31.91%	3.19%
Scorecard Total					11.11%
B. Financial Performance Award (3)
	Threshold (10.80% of salary)	Target (21.60% of salary)	Outstanding (43.20% of salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$294,000,000	$368,000,000	$450,000,000	$371,220,000	22.45%
Financial Performance Award Total					22.45%

Total Objective Performance-based Bonus Award (A + B) for Mr. Schell						$160,296
Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The UPC Scorecard entry and the SPC Scorecard entry are based on actual performance of our exploration and production and midstream segments, which are detailed in the respective“Scorecard Totals” set forth in the footnoted tables following Mr. Pinkston’s scorecard, above.

(3)	60% of total award opportunity.

(4)
Defined as 2018 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

Les Austin:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	14.40% (4.68% of salary)	28.80% (9.36% of salary)	57.60% (18.72% of salary)	18.30%	5.95%
UDC Scorecard	14.40% (1.08% of salary)	28.80% (2.16% of salary)	57.60% (4.32% of salary)	26.36%	1.98%
SPC Scorecard	14.40% (1.44% of salary)	28.80% (2.88% of salary)	57.60% (5.76% of salary)	31.91%	3.19%
Scorecard Total					11.11%
B. Financial Performance Award (3)
	Threshold (10.80% of salary)	Target (21.60% of salary)	Outstanding (43.20% of salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$294,000,000	$368,000,000	$450,000,000	$371,220,000	22.45%
Financial Performance Award Total					22.45%

Total Objective Performance-based Bonus Award (A + B) for Mr. Austin						$117,470
Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The UPC Scorecard entry and the SPC Scorecard entry are based on actual performance of our exploration and production and midstream segments, which are detailed in the respective“Scorecard Totals” set forth in the footnoted tables following Mr. Pinkston’s scorecard, above.

(3)	60% of total award opportunity.

(4)
Defined as 2018 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

2018 compensation decisions pertaining to 2019 compensation. The following is provided as supplemental information beneficial to stockholders. It provides additional context to our fiscal year 2018 compensation decisions. This information will be analyzed in greater detail in our proxy statement for our 2020 annual meeting, since the information in this section relates to 2019 compensation.
At the December 11, 2018 compensation committee meeting, management recommended and the compensation committee approved the NEOs’ 2019 salaries, as follows:

•	Mr. Pinkston – $887,500

•	Mr. Merrill – $545,000

•	Mr. Schell – $492,000

•	Mr. Cromling – $466,000

•	Mr. Austin – $370,000
Performance-based stock awards vesting during or for fiscal year 2018. The three-year performance period for 2015 performance-based long-term incentive awards for Messrs. Pinkston, Merrill, Schell, and Cromling ended in February 2018, and the awards vested on March 9, 2018 at 100% of target based on the company’s actual performance at the 60th percentile of the 2015 peer group.
For Messrs. Pinkston, Merrill, Schell and Cromling, the third installment of the 2016 CFTA award vested on March 9, 2019 at 100% of target and the second installment of the 2017 CFTA awards vested at 75% of target. The first installment of the 2018 CFTA awards vested for all NEOs on March 9, 2019 at 57% of target. Vesting was based on actual 2018 performance at the 50 percentile of the the 2016 and 2017 peer groups, and the 42.8 percentile of the 2018 peer group. The number of shares each NEO received based on these performance results is:

•	Mr. Pinkston – 74,740 shares

•	Mr. Merrill – 33,232 shares

•	Mr. Schell – 32,770 shares

•	Mr. Cromling – 32,343 shares

•	Mr. Austin – 3,230 shares
Stock ownership policy. All directors and NEOs are subject to our stock ownership and retention policy. As determined on the date of the policy’s original adoption (for officers and directors holding their positions at that time) or the date of election (for anyone not an officer or director at the time the policy was adopted), the policy requires non-employee directors to hold shares valued at three times the value of their annual retainer, the CEO to hold shares valued at five times the value of his or her base salary, and all remaining NEOs to hold shares valued at three times their base salaries. All covered officers and directors have five years from implementation of the policy or becoming a covered officer or director to become compliant with the policy and must hold 50% of all net shares received because of the exercise, vesting, or payment of any equity awards granted to them until they meet required holding levels. This summary of the policy is subject to the policy’s specific terms, a copy of which is set forth in our Corporate Governance Guidelines, available on our website at http://www.unitcorp.com/investor/governance.html. All of our non-employee directors and our NEOs other than Mr. Austin satisfy the ownership guidelines. Mr. Austin joined the company in November 2017 and has until November 2022 to meet the ownership guidelines set for him.
Policy on hedging and pledging our securities. We have a policy prohibiting directors and officers with Section 16 reporting obligations from hedging or pledging company common stock. They are also prohibited from holding shares of company common stock in accounts subject to margin. Based on answers to their most recent directors and officers questionnaires, all of our officers and directors comply with our hedging and pledging policy.
No backdating, spring-loading, or repricing of options. We do not backdate options, grant options retroactively, or reprice existing options. In addition, we do not coordinate grants of options to be made before announcement of favorable information, or after announcement of unfavorable information. Option and stock awards are granted at fair market value on the date the award is approved. Our general practice is to grant awards only on an annual grant basis, although sometimes grants have been made on other dates, such as for a newly-hired employee or special employee retention restricted stock awards.
Non-employee director compensation. The compensation committee recommends the form and amount of compensation for our non-employee directors to the board and the board makes the final determination. In deciding its recommendation, the compensation committee considers those factors it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications, and market data from published surveys and from peer company proxy statements.
Tax considerations. Section 162(m). Section 162(m) of the Internal Revenue Code generally limits to $1 million annually the federal income tax deduction that a publicly-held corporation may claim for compensation payable to certain of its respective current and former executive officers, but that deduction limitation historically did not apply to performance-based compensation that met certain requirements.  As part of the tax reform legislation passed in December 2017, Section 162(m) was amended, effective for taxable years beginning after December 31, 2017, to expand the scope of executive officers subject to the deduction limitation and to eliminate the performance-based compensation exception. Our compensation committee has not made any significant changes to our executive compensation program in response to the tax code changes, and continues to assign performance conditions to a significant portion of both short-term and long-term executive compensation.
Non-qualified deferred compensation. A more detailed discussion of our non-qualified deferred compensation program is provided under the heading “Non-qualified deferred compensation for 2018.”
Employment agreements. We do not have contracts with any of our NEOs governing the terms of their employment, but three of them have key employee contracts that address their rights in the limited event of a change of control of the company. Additional information regarding those contracts is contained in the discussion under the heading “Potential payments on termination or change in control.”

SUMMARY COMPENSATION TABLE FOR 2018
The following table sets forth information regarding the compensation paid, distributed, or earned by or for our NEOs for the stated fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston, President and CEO	2018	861,500	411,539	2,430,448	-	409,621	-	26,805	4,139,913
	2017	780,500	376,209	2,657,873	-	340,163	-	26,454	4,181,199
	2016	761,500	190,375	374,264	-	257,494	-	26,103	1,609,736
David T. Merrill, COO	2018	529,000	178,379	1,315,463	-	177,548	-	35,540	2,235,930
	2017	481,036	171,696	1,147,684	-	155,244	-	34,525	1,990,185
	2016	452,300	79,153	161,607	-	107,059	-	34,424	834,543
Mark E. Schell, Sr. V.P., Secretary, and General Counsel	2018	477,600	161,047	1,187,388	-	160,296	-	27,848	2,014,179
	2017	463,600	154,980	1,147,684	-	140,131	-	27,376	1,933,771
	2016	452,300	79,153	161,607	-	107,059	-	27,015	827,134
John H. Cromling, Executive V.P. - Drilling	2018	452,300	152,516	1,068,808	-	153,065	-	30,565	1,857,254
	2017	417,300	125,834	1,147,684	-	115,604	-	32,144	1,838,566
	2016	420,262	71,237	161,607	-	96,353	-	29,679	779,138
G. Les Austin Sr. V.P. and CFO	2018	350,000	118,020	896,443	-	117,470	-	36,057	1,517,990
	2017	34,551	-	203,900	-	-	-	567	239,018
Notes to table:

(1)	Compensation deferred at the election of an executive is included in the year earned.

(2)
Amounts in column (d) reflect the bonus amount earned in the year without regard to when those amounts were actually paid, and do not include amounts, if any, earned in prior years but paid in the stated year. All amounts listed were awarded and paid during the subsequent fiscal year, but are compensation for the year listed, and were paid at the discretion of the compensation committee in view of its assessment of performance on four subjective performance goals.

(3)
For 2018, the amounts included in the “Stock Awards” column for the performance-based awards ($1,185,653 for Mr. Pinkston, $641,737 for Mr. Merrill, $579,244 for Mr. Schell, $521,403 for Mr. Cromling, and $437,311 for Mr. Austin) are the aggregate grant date fair value of these awards based on a probability analysis projecting a 27% payout on the TSR award for performance at the 28.2 percentile of the peer group and 100% payout on the CFTA award for performance at the 60th percentile of the peer group, as computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. For a discussion of the valuation assumptions used in calculating these values for 2018, see Notes 2 and 12 to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2018. The amount shown does not represent amounts paid to the NEOs. If performance had been at its highest level, the award payout for the performance-based component of the restricted stock awards included in the “Stock Awards” column would be at 200%, and would be as follows:

Name	2018	2017	2016
Larry D. Pinkston	$3,734,364	$3,087,547	$629,944
David T. Merrill	$2,021,219	$1,333,266	$272,023
Mark E. Schell	$1,855,030	$1,333,266	$272,023
John H. Cromling	$1,642,235	$1,333,266	$272,023
G. Les Austin	$1,377,356	N/A	N/A

(4)	Reflects component of cash bonuses paid based on objective performance metrics set in advance by the compensation committee under the company’s Stock and Incentive Compensation Plan.

(5)	We do not provide for preferential or above-market earnings on deferred compensation.

(6)	The table below shows the components of this column:

Name	Year	401(k) Match for stated Plan year ($) *	Personal Car Allowance ($)	Club Membership ($)	Total “All Other Compensation” ($)
Larry D. Pinkston	2018	19,305	7,500	-	26,805
	2017	18,954	7,500	-	26,454
	2016	18,603	7,500	-	26,103
David T. Merrill	2018	19,305	6,000	10,235	35,540
	2017	18,954	6,000	9,571	34,525
	2016	18,603	6,000	9,821	34,424
Mark E. Schell	2018	19,305	7,500	1,043	27,848
	2017	18,954	7,500	922	27,376
	2016	18,603	7,500	912	27,015
John H. Cromling	2018	19,305	2,253**	9,007	30,565
	2017	18,954	4,431**	8,759	32,144
	2016	18,603	2,496**	8,580	29,679
G. Les Austin	2018	19,305	6,000	10,752	36,057
	2017	-	567	-	567

*	Match is made in shares of our common stock.

**	Represents imputed taxable value attributed to Mr. Cromling’s use of a company vehicle.

(7)
Total compensation increases for Messrs. Merrill and Austin for 2018 compared to 2017 reflect the following: Mr. Merrill was promoted from Senior Vice President and Chief Financial Officer to Chief Operating Officer in August 2017 and his 2018 total compensation reflects a full year of compensation as Chief Operating Officer, and Mr. Austin was hired as Senior Vice President and Chief Financial Officer in November 2017, and his 2018 total compensation reflects a full year of compensation in that position.

GRANTS OF PLAN-BASED AWARDS FOR 2018
In 2018, the NEOs received the following plan-based awards:

GRANTS OF PLAN-BASED AWARDS FOR 2018
Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold ($)	Target ($)	Maxi-mum ($)	Thresh- old (# shares)	Target (# shares)	Maxi- mum (# shares)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Larry D. Pinkston	2/20/18	2/20/18				46,081	92,161	184,322				1,185,653
	2/20/18	2/20/18							61,441			1,244,795
			219,683	439,365	878,730
David T. Merrill	2/20/18	2/20/18				24,941	49,882	99,764				641,737
	2/20/18	2/20/18							33,254			673,726
			95,220	190,440	380,880
Mark E. Schell	2/20/18	2/20/18				22,513	45,025	90,050				579,244
	2/20/18	2/20/18							30,017			608,144
			85,968	171,936	343,872
John H. Cromling	2/20/18	2/20/18				20,265	40,529	81,058				521,403
	2/20/18	2/20/18							27,019			547,405
			81,414	162,828	325,656
G. Les Austin	2/20/18	2/20/18				16,996	33,992	67,984				437,311
	2/20/18	2/20/18							22,662			459,132
			63,000	126,000	252,000
Notes to table:

(1)
Reflects threshold, target, and maximum payout levels possible for each NEO on the non-discretionary component of the 2018 short-term incentive award (the financial performance and scorecard awards) if certain performance objectives were achieved between January 1, 2018 and December 31, 2018. Actual awards were paid in February 2019, and were: for Mr. Pinkston, $409,621 (93.2% of target); for Mr. Merrill, $177,548 (93.2% of target); for Mr. Schell, $160,296 (93.2% of target); for Mr. Cromling, $153,065 (94.0% of target); and for Mr. Austin $117,400 (93.2% of target), all as further detailed in the scorecard tables beginning on page 28.

(2)
Reflects threshold, target, and maximum vesting levels for performance-based restricted stock granted under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Actual vesting amounts will be determined based on performance outcomes during the three-year performance period that ends February 21, 2021. Half of the stated amount (the “CFTA Award”) will vest in annual increments in each of 2019, 2020, and 2021 in amounts determined based on the company’s cash-flow-to-assets ratio relative to the cash-flow-to-assets ratios of the companies in the 2018 peer group for each of those years. The other half of the stated amount (the “TSR Award”) will vest based on the company’s three-year TSR relative to the three-year TSR of the companies in the 2018 peer group. For both the CFTA Award and the TSR Award, Threshold payout requires performance at the 40th percentile, Target payout requires performance at the 60th percentile, and Maximum payout requires performance at the 90th percentile of the 2018 peer group. Performance between levels will be determined based on interpolation for both the CFTA Award and the TSR Award. For additional details on how the cash-flow-to-assets ratio and TSR are calculated for these purposes, see “2018 long-term incentive awards,” beginning on page 22.

(3)
Represents time-vested shares of restricted stock granted under the Second Amended and Restated Stock and Incentive Compensation Plan. Shares will vest in three equal annual installments on March 9th of each year 2019 through 2021.

(4)
Grant date fair value of the performance-based restricted stock awards granted February 20, 2018, as follows: for the CFTA Award, reflects vesting at 100% of target level for performance at the 60th percentile of the peer group, and for the TSR Award reflects vesting at 27% of target for performance at the 28.2 percentile of the 2018 peer group, both based on probable outcome of performance conditions on date of grant as determined under FASB ASC 718.

For 2018, 40% of our NEOs’ total compensation consisted of salaries and annual bonuses and 58.6% consisted of restricted stock awards. For 2017, 35.8% of our NEOs’ total compensation consisted of salaries and annual bonuses and 63.6% consisted of restricted stock awards. For 2016, 81.2% of our NEOs’ total compensation consisted of salaries and annual bonuses and 18.8% consisted of restricted stock awards.
Of the 435,982 shares of restricted stock granted to our NEOs in 2018, 261,589 shares are subject to performance-based conditions (calculated assuming that vesting occurs at the target level), and the remaining 174,393 shares are subject to the condition that the recipient must be employed with us on the vesting date to receive the shares. If a change-in-control occurs, any unvested shares immediately vest in the recipient. The recipient of each restricted stock award has the rights of a holder of shares of our common stock, including the right to vote those shares and to receive any cash dividends paid on them. The compensation committee may, however, determine that cash dividends be automatically reinvested in additional shares which become shares of restricted stock and have the same restrictions and other terms of the award. To date, we have not issued dividends on our common stock.
Amounts realizable from prior compensation did not affect the awards set forth above. There was no repricing involved regarding any outstanding equity-based award or option.
OUTSTANDING EQUITY AWARDS AT END OF 2018
This table shows outstanding equity awards at December 31, 2018 for each of the NEOs:

OUTSTANDING EQUITY AWARDS AT END OF 2018
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston						100,543	1,435,754	245,107	3,500,128
David T. Merrill						50,138	715,971	116,886	1,669,132
Mark E. Schell						46,901	669,746	111,567	1,593,177
John H. Cromling						43,903	626,935	106,644	1,522,876
G. Les Austin						29,328	418,804	37,222	531,530
Notes to table:

(1)
Vesting dates for unvested time-vesting restricted stock and unvested and unearned performance-based restricted stock are shown in the table that follows. The number of shares of performance-based restricted stock shown to vest on March 9, 2019 reflects actual payout at 200% of target for performance at the 100th percentile of the peer group on the 2016 TSR award, actual payout at 100% of target for performance at the 50th percentile of the peer group on the third tranche of the 2016 CFTA award; actual payout at 75% of target for performance at the 50th percentile of the peer group on the second tranche of the 2017 CFTA award, and actual payout at 57% of target for performance at the 42.8 percentile of the peer group on the first tranche of the 2018 CFTA award. The number of shares of performance-based stock shown to vest on March 9, 2020 reflect projected payout at 200% of target for performance at the 90th percentile of the peer group on the 2017 TSR award, projected payout at 100% of target for performance at the 60th percentile of the peer group on the third tranche of the 2017 CFTA award, and projected payout at 75% of target for performance at the 50th percentile of the peer group on the second tranche of the 2018 CFTA award. The number of shares of performance-based stock shown to vest on March 9, 2021 reflect projected payout at 150% of target for performance at the 75th percentile of the peer group for the 2018 TSR award and projected payout at 75% of target for performance at the 50th percentile of the peer group on the third tranche of the 2018 CFTA award.

	Unvested Restricted Stock		Unvested and Unearned Performance-based Restricted Stock
Name	# Shares	Vesting Date	# Shares	Vesting Date
Larry D. Pinkston	46,549	3/9/19	84,516	3/9/19
	33,514	3/9/20	79,949	3/9/20
	20,480	3/9/21	80,642	3/9/21
David T. Merrill	22,341	3/9/19	37,454	3/9/19
	16,713	3/9/20	35,785	3/9/20
	11,084	3/9/21	43,647	3/9/21
Mark E. Schell	21,262	3/9/19	36,992	3/9/19
	15,634	3/9/20	35,177	3/9/20
	10,005	3/9/21	39,398	3/9/21
John H. Cromling	20,263	3/9/19	36,565	3/9/19
	14,634	3/9/20	34,615	3/9/20
	9,006	3/9/21	35,464	3/9/21
G. Les Austin	7,554	3/9/19	3,230	3/9/19
	3,333	11/27/19	4,249	3/9/20
	7,554	3/9/20	29,743	3/9/21
	3,333	11/27/20
	7,554	3/9/21

(2)	Market value is determined based on a market value of our common stock of $14.28, the closing price of our common stock on the NYSE on December 31, 2018, the last trading day of the year.
OPTION EXERCISES AND STOCK VESTED TABLE FOR 2018
The table below shows information regarding options and stock awards exercised and vested, respectively, for the NEOs in 2018:

OPTION EXERCISES AND STOCK VESTED FOR 2018
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Larry D. Pinkston	-	-	117,102	2,219,659
David T. Merrill	-	-	51,523	972,127
Mark E. Schell	-	-	51,061	965,534
John H. Cromling	-	-	50,634	959,437
G. Les Austin	-	-	6,564	114,533
Notes to table:

(1)
Includes the first installment of the 2018 CFTA award. For the NEOs other than Mr. Austin, includes the third installment of the 2016 CFTA award and the second installment of the 2017 CFTA award. The referenced CFTA awards vested in March 2019 based on fiscal year 2018 performance results.

(2)
Value realized equals fair market value of the stock on the date of vesting times the number of shares acquired. For purposes of calculating the value of the 2016, 2017, and 2018 CFTA award installments, the vesting date is deemed to be the last day of the performance period or December 31, 2018.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2018
We permit the NEOs and certain other employees to elect to receive a portion of their compensation on a deferred basis under our salary deferral plan (an unsecured, non-qualified, deferred compensation plan).
Under this plan, each participant may elect to defer up to 100% of his or her salary and any cash bonuses he or she may have earned. Deferrals (including earnings) are credited with investment gains and losses until the amounts are paid out. Account balances are deemed invested in phantom investments selected by the executive from an array of investment options that are similar to the funds in our 401(k) plan, subject to restrictions established by the plan administrator. To date, we have not provided matching contributions under this plan.
At the participant’s election, the plan balance may be paid as a lump sum, annual, or monthly installments over a period of up to 10 years. Despite the foregoing, a participant may elect to receive a lump sum distribution from the plan in the event of certain severe financial hardships. The amount of any hardship distribution may not exceed the amount necessary to satisfy the hardship.
The following table shows the NEOs’ contributions, earnings and account balances in our non-qualified plan as of December 31, 2018.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2018
Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Last Fiscal Year (1) (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Larry D. Pinkston	-	-	4,378	-	1,235,510
David T. Merrill	-	-	(25,032)	-	357,859
Mark E. Schell	23,880	-	(8,432)	-	921,626
John H. Cromling	-	-	-	-	-
G. Les Austin	-	-	-	-	-
Notes to table:

(1)
Only Mr. Schell contributed to the non-qualified deferred compensation plan in 2018. Column (b) amounts are those designated by the NEOs for deferral from 2018 compensation to their respective non-qualified deferred compensation accounts. Amounts that appear in both the Non-Qualified Deferred Compensation Table for 2018 and the Summary Compensation Table for 2018 are set forth in the table below. The table below also quantifies the amounts in the “Aggregate Balance” column (column (f) above)) that represent salary or bonus reported in the Summary Compensation Tables for proxy statements in prior years.

Name	Amount included in both Non-qualified Deferred Compensation Table and Summary Compensation Table for Last Completed Fiscal Year ($)	Amount included in Non-qualified Deferred Compensation Table previously reported in prior years’ Summary Compensation Tables ($)
Larry D. Pinkston	-	706,831
David T. Merrill	-	155,642
Mark E. Schell	23,880	305,386
John H. Cromling	-	-
G. Les Austin	-	-

(2)	We do not make contributions to our non-qualified deferral plan.

(3)
The aggregate balances represent 2018 executive contributions and associated earnings, as well as amounts that the NEOs earned but elected to defer, plus earnings or losses from prior years’ participation in this plan.

CEO PAY RATIO DISCLOSURE
Mr. Pinkston, our CEO, had annual total compensation for 2018 of $4,139,913 as reflected in the Summary Compensation Table. Our median employee’s annual total compensation for 2018 was $94,727. As a result, we estimate that Mr. Pinkston’s 2018 annual total compensation was approximately 43.7 times that of our median employee. We identified the median employee as of December 31, 2018, by calculating the total annual compensation for all employees using full fiscal year salary, 2018 stock awards valued on the grant date, bonuses paid during fiscal year 2018, and “other compensation” data such as perquisites and company 401(k) thrift plan matches.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The discussion below summarizes the plans and contracts under which our NEOs would be entitled to certain compensation if that executive’s employment terminates.
Single-trigger provisions in the plans apply equally to all salaried full-time employees, including all of our NEOs (see Separation Benefit Plan and Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan, as described below). The key employee contracts that apply to three of our NEOs contain double-trigger provisions. It is our belief that our plans’ change-in-control provisions benefit the company by enhancing the quality and stability of our workforce, as those benefits serve as incentives to our employees to remain with the company. The single-trigger provision in the broader-based plans should avoid the potential ambiguity or confusion that might result on the part of the participants in those plans should a change in control occur. Given the involvement and position of the three individuals under the key employee contracts, it is believed that they are in a better position to monitor and evaluate the implementation of the second trigger mechanism during the relevant period after a change in control.
The amounts actually paid out can only be determined on the NEO’s separation from service, and may well be different than the figures set forth below. This discussion is qualified entirely by the applicable plan documents.
SEPARATION BENEFIT PLAN
On December 20, 1996, effective as of January 1, 1997, our board adopted the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries. This plan is generally applicable to all of our full-time salaried employees and to the salaried employees of our subsidiaries, who have been with their employer for at least one year. Subject to the terms of the plan, any eligible employee whose employment is terminated may receive a separation benefit in an amount calculated by dividing the eligible employee’s highest annual base salary in effect during the five-year period before the employee’s separation by 52 to determine a weekly separation benefit amount. The number of weekly separation benefit payments then payable to an eligible employee is calculated based on the employee’s years of service under a schedule in the plan. Employees who voluntarily leave their employment are not entitled to receive a separation benefit unless they have completed at least 20 years of service. Any eligible employee who has completed 20 years of service or more is vested in his or her separation benefit, subject to fulfilling the other requirements of the plan. Separation benefit payments are limited to a maximum of 104 weekly payments. The plan also provides that, unless otherwise provided by our board before a change in control of the company, as defined in the plan, all eligible employees vest in their separation benefit as of the date of the change in control based on their years of service. As a condition to receiving the separation benefits, employees must sign a separation agreement waiving certain claims the employee may have against the company or its subsidiaries.
This table identifies the amounts due to each of our NEOs if those amounts were determined as of December 31, 2018.

Estimated Benefit Amounts as of December 31, 2018
Name	Amount Due Under Plan($) *
Larry D. Pinkston	1,723,000
David T. Merrill	610,385
Mark E. Schell	955,200
John H. Cromling	730,638
G. Les Austin	26,923

*	Assumes for this disclosure only that the amount shown has either vested under the plan or that a change in control of the company (as defined in the plan) has occurred.

CHANGE-IN-CONTROL ARRANGEMENTS
Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Unless the successor company assumes or replaces them (and there is no termination of employment within twelve months of a change of control), the restricted shares of stock and the stock appreciation rights awarded under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan vest immediately if a change in control of the company occurs. Under that plan, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 20% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof ceasing to constitute a majority of the board (provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board);

(3)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all the assets of the company or acquiring assets of another entity, unless following the business combination:

•
all or substantially all the beneficial owners of the company’s then outstanding common stock before the business combination own over 70% of the outstanding common stock of the company resulting from the business combination;

•	no person, entity or group owns 25% or more of the outstanding voting securities of the company resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board before the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
Key Employee Contracts. We have entered into key employee change-in-control contracts with Messrs. Pinkston, Schell, and Merrill. These contracts have an initial three-year term automatically extended for one year on each anniversary, unless a notice not to extend is given by us. If a change in control of the company (as defined below) occurs during the term of the contract, then the contract becomes operative for a fixed three-year period. The contracts generally provide that the executive’s terms and conditions of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change in control. If the executive’s employment is terminated by the company (other than for cause, death, or disability), the executive terminates for good reason during the three-year period, or the executive terminates employment during the 30-day period following the first anniversary of the change in control, and on certain terminations before a change in control or in connection with or in anticipation of a change in control, the executive is generally entitled to receive the following from the company in a lump sum:

•	earned but unpaid compensation;

•	up to three times the executive’s base salary plus annual bonus (based on historic annual bonus); and

•	the company matching contributions that would have been made had the executive continued to participate in the company’s 401(k) plan for up to an additional three years.
In addition, the contract provides for a continuation of various medical, dental, disability and life insurance plans for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the contract. The contract provides that the executive will receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under the Internal Revenue Code. As a condition to receipt of these severance benefits, the executive must remain in the employ of the company and render services commensurate with his position. The executive must also agree to retain in confidence any and all confidential information known to him about the company and its business if the information is not otherwise publicly disclosed. As of this proxy statement, no amounts have been paid under these contracts.
For these contracts, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 15% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof cease to constitute a majority of the board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board;

(3)
Approval by our stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or acquiring assets of another entity, unless following the business combination:

•
all or substantially all of the beneficial owners of our outstanding common stock before the business combination own over 60% of the outstanding common stock of the corporation resulting from the business combination;

•	no person, entity or group owns 15% or more of the outstanding voting securities of the corporation resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL TABLE
This table sets forth quantitative information regarding potential payments to be made to our NEOs or their beneficiaries on termination under various circumstances, assuming termination on December 31, 2018. The potential payments are based on the plans maintained by us and the negotiated contractual terms of certain agreements we have made with some of the NEOs. For a more detailed description, see the discussion of each plan and agreement above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive. Actual amounts would only be known when they would become due under the plan(s) or agreement. The amounts in the table below are additional to each of the NEO’s deferred compensation noted in the “Non-Qualified Deferred Compensation for 2018” table on page 38.

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
Larry D. Pinkston
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	2,584,500	-
Bonus under contract formula (1)	-	-	-	-	-	2,149,116	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	57,915	-
Health Insurance (2)	-	-	-	-	-	32,427	-
Disability Insurance (2)	-	-	-	-	-	3,350	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	4,008,170	-	4,008,170	-	-	4,008,170	4,008,170
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	1,723,000	1,723,000	-	-	1,723,000	1,723,000	1,723,000
	5,731,170	1,723,000	4,008,170	-	1,723,000	10,588,478	5,731,170

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
David T. Merrill
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,587,000	-
Bonus under contract formula (1)	-	-	-	-	-	980,820	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	57,915	-
Health Insurance (2)	-	-	-	-	-	36,626	-
Disability Insurance (2)	-	-	-	-	-	3,350	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	1,970,799	-	1,970,799	-	-	1,970,799	1,970,799
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	610,385	-	-	-	610,385	610,385	610,385
	2,581,184	-	1,970,799	-	610,385	5,276,895	2,581,184
Mark E. Schell
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,432,800	-
Bonus under contract formula (1)	-	-	-	-	-	1,110,333	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	57,915	-
Health Insurance (2)	-	-	-	-	-	51,985	-
Disability Insurance (2)	-	-	-	-	-	3,350	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	1,855,216	-	1,855,216	-	-	1,855,216	1,855,216
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	955,200	955,200	-	-	955,200	955,200	955,200
	2,810,416	955,200	1,855,216	-	955,200	5,496,799	2,810,416
John H. Cromling
Stock Awards (3)	1,748,215	-	1,748,215	-	-	1,748,215	1,748,215
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	730,638	730,638	-	-	730,638	730,638	730,638
	2,478,853	730,638	1,748,215	-	760,638	2,478,853	2,478,853

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
G. Les Austin
Stock Awards (3)	904,208	-	904,208	-	-	904,208	904,208
Separation Benefit Plan Payment	26,923	-	-	-	26,923	26,923	26,923
	931,131	-	904,208	-	26,923	931,131	931,131
Notes to table:

(1)
It is assumed for purposes of these calculations that all year-to-date accrued salary, bonus and vacation pay is current as of December 31, 2018. This calculation represents the product of three and the sum of:

(i)	the executive officer’s annual base salary, as defined, and

(ii)	the highest annual bonus (as determined under the agreement).

(2)
The amount for health and disability coverage was determined by assuming that the rate of cost increases for coverage equals the discount rate applicable to reduce the amount to present value as of December 31, 2018.

(3)
The value of restricted stock assumes a fair market value for our common stock of $14.28, the closing price of our common stock on the NYSE on December 31, 2018, the last trading day of the year. All performance-based restricted stock has been assumed to vest at target.

RELATED PERSON TRANSACTIONS

OUR RELATED PERSON TRANSACTION POLICY
Our board has adopted a policy and procedures for the review, approval, or ratification of related person transactions (as defined below) which is set forth in our Policy and Procedures with Respect to Related Person Transactions (the “Policy”).
Under the Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) transactions in which the amount involved does not exceed $120,000, (2) transactions available to employees generally, or (3) transactions involving compensation approved by the board’s compensation committee.
Under the Policy, a “related person” means (1) any person who is, or since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company, (2) any person who is known to be the beneficial owner of over 5% of our voting securities, (3) any immediate family member of any of the above persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or over 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or over 5% beneficial owner, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater ownership or economic interest.
Our audit committee is responsible for reviewing and approving (or prohibiting) any transaction determined by our general counsel to constitute a related person transaction. The audit committee will consider the relevant facts and circumstances available to it, including (if applicable) but not limited to (1) the benefits to the company, (2) the impact on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related person transaction regarding which such member or any of his or her immediate family members is the related person. The audit committee will approve only those related person transactions in, or are not inconsistent with, the best interests of the company and its stockholders, as the audit committee determines in good faith.
CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS, NOMINEES FOR DIRECTOR AND THEIR ASSOCIATES
Director G. Bailey Peyton IV serves as Manager and 99.5% owner of Peyton Royalties, LP, a family-controlled limited partnership that owns royalty rights in oil and gas wells in several states. We, through our oil and natural gas segment, and in the ordinary course of business, paid royalties, revenues, or lease bonuses to this entity during 2018, primarily due to our status as successor in interest under prior transactions and as operator of the wells involved and, sometimes, as lessee, of certain wells in which Mr. Peyton, members of his family, and Peyton Royalties, LP, have an interest. Total royalty, revenues, and lease bonus payments to those entities during 2018 were approximately $939,799, $12,747 of which was paid to Mr. Peyton personally, and the remainder of which was paid to Mr. Peyton’s family-controlled business. The transactions have been ratified and approved by the audit committee and the board.
REPORT OF THE AUDIT COMMITTEE

The SEC rules require that we include in our proxy statement a report from the board’s audit committee. This report concerns that committee’s activities regarding oversight of our financial reporting and auditing process.
The audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our annual report on Form 10-K for 2018 with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as required to be discussed with the committee under generally-accepted auditing standards, including matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). The committee has discussed with the independent registered public accounting firm the auditors’ independence from management, including the implications of the SEC regulations regarding non-audit services by the independent registered public accounting firm and determined that the non-audit services were not inconsistent with the independent registered public accounting firm’s status as an independent registered public accounting firm. In addition, the committee received the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526.
The committee also reviewed the report of management in our annual report on Form 10-K for the year 2018 filed with the SEC, and PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in our annual report on Form 10-K). This report related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.
Based on review and discussions with management and the independent registered public accounting firm, the committee recommended to the board that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The committee also discussed the interim financial information in each quarterly earnings announcement and Form 10-Q with our chief financial officer and independent registered public accounting firm before public release.
The board and the audit committee believe that the audit committee’s member composition satisfies the rule of the NYSE that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NYSE rules. Each member of the committee is financially literate, knowledgeable, and qualified to review financial statements. For additional information on the qualifications and business experience of our audit committee members, see the entries for the individual committee members in the biographical information section that begins on page 46. The board has determined that Steven B. Hildebrand, Gary R. Christopher, Larry C. Payne, and Carla S. Mashinski qualify as “audit committee financial experts” under the rules of the SEC. During the year 2018, the committee met nine times. See “Audit Committee” that begins on page 10 and our audit committee charter posted on our website at http://www.unitcorp.com/investor/governance.html for additional information about the role of our audit committee.
Members of the Audit Committee:

Steven B. Hildebrand – Chair
Gary R. Christopher	Carla S. Mashinski
William B. Morgan	J. Michael Adcock
Larry C. Payne

PRINCIPAL ACCOUNTANT FEES AND SERVICES

At or before its April 2019 meeting, the audit committee expects to have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP
This table shows the fees for professional audit services provided by PricewaterhouseCoopers LLP for the audit of the company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees billed for other services during those years.

Type of Service	2018 ($)	2017 ($)
Audit Fees (1)	889,000	784,000
Audit-Related Fees (2)	551,525	195,000
Tax Fees (3)	7,500	7,500
All Other Fees (4)	115,000	94,500
Total	1,563,025	1,081,000
Notes to table:

(1)
Audit fees represent fees for professional services for the audit of our financial statements and review of our quarterly financial statements and audit services provided for the issuance of consents and assistance with review of documents filed with the SEC.

(2)
In 2018, audit-related fees primarily consisted of services provided for review of revenue recognition of $40,000, review of special filings of $59,850, audit services related to the Company's joint venture of $100,000, and remediation efforts of $213,675. In 2017, fees primarily consisted of review of revenue recognition of $80,000 and services for implementation review of the company's new enterprise resource planning system of $110,000.

(3)	For tax compliance fees.

(4)	For fees related to providing comfort letters.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR
Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Before incurring the following, management will submit to the audit committee for approval a list of services and related fees expected to be rendered by our independent registered public accounting firm during that year within these four categories of services:

(1)
Audit services include audit work performed on the financial statements, internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and reporting standards.

(2)
Audit-related services are for assurance and related services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)
Tax services include all services, except those services specifically related to the audit of the financial statements performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

(4)	Other Fees are those associated with services not captured in the other categories.
The audit committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances (subject to certain de minimus exceptions), the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may (and has at various times in the past) delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

These directors (none of whom was or had been an officer or employee of the company or any of its subsidiaries) served on the compensation committee during the full course of fiscal year 2018: Carla S. Mashinski, William B. Morgan, Steven B. Hildebrand, Gary R. Christopher, and J. Michael Adcock. There were no related party transactions between Ms. Mashinski or Messrs. Adcock, Morgan, Hildebrand or Christopher or their affiliated companies and the company or its subsidiaries during 2018. There were no committee interlocks with other companies within the meaning of the SEC’s rules during 2018.
ITEMS TO BE VOTED ON

ITEM 1:	ELECTION OF DIRECTORS
Item 1 is the election of three directors to the board. Our Amended and Restated Certificate of Incorporation provides that the number of directors on our board may not be less than three nor over ten. Our board currently is composed of nine members. It is divided into three classes each serving for a three-year term. Classes I and II consist of three directors, although there is a vacancy in Class I, and Class III consists of four directors. At each annual meeting, the term of one class expires. The term of service for those named directors serving in Class II expires at this meeting. Accordingly, the accompanying proxy solicits your vote for three Class II directors. We know of no reason any nominee may not serve as a director. If any nominee cannot serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. Each director named on the ballot for election has agreed to serve if elected, and to be named in this proxy statement. If any director resigns, dies, or cannot serve out his or her term, or the board increases the number of directors, the board may fill the vacancy or elect the new director.
The board of directors unanimously recommends that you vote FOR each of:
William B. Morgan
Larry D. Pinkston
Carla S. Mashinski

Nominees for Director
Terms expiring at 2019 annual meeting (Class II)	William B. Morgan Age 74 Director since 1988 Committees: Nominating & Governance (Chair) Audit Compensation

Mr. Morgan is engaged in personal investments and has been since he retired in June 2007 from his position as Executive Vice President and General Counsel of St. John Health System, Inc., Tulsa, Oklahoma, where he was also President of its principal for-profit subsidiary Utica Services, Inc., positions he had held since 1995. He currently serves as an Arbitrator for the Financial Industry Regulatory Authority (FINRA) and has done so on a part-time basis for more than five years. Prior to joining St. John, Mr. Morgan was engaged in the private practice of law at the Tulsa, Oklahoma firm of Doerner, Saunders, Daniel & Anderson, and he served as an adjunct law professor at the University of Tulsa, where he taught securities law. In 1968 and 1969, Mr. Morgan served as a United States Army Officer in Vietnam. He has an undergraduate degree from Muhlenberg College, Allentown, Pennsylvania and a juris doctorate from the University of Tulsa College of Law.

Attributes, experience, and qualifications for board and committee service: background as a licensed attorney with over 40 years’ of business and legal experience; expertise in complex corporate finance, business, and securities and regulatory law; executive leadership experience; analytical skills; extensive history and familiarity with the company and the industry in which it operates.

Larry D. Pinkston Age 64 Director since 2004

Mr. Pinkston has been employed by the company since 1981. He has served as the company’s President since August 2003 and as its Chief Executive Officer since April 2005. He served as Chief Operating Officer from February 2004 through August 2017. Before being appointed President in 2003, Mr. Pinkston served the company in numerous other positions, including as Corporate Budget Director, Assistant Controller, and Controller. He served as Treasurer from 1986 to 2003, and from May 1989 to August 2003, he also served as Vice President and Chief Financial Officer. Mr. Pinkston holds an accounting degree from East Central University of Oklahoma.

Attributes, experience, and qualifications for board service: extensive familiarity with the company and the industry; operational experience; accounting and financial expertise; management and leadership skills.

Carla S. Mashinski Age 56 Director since 2015 Committees: Compensation (Chair) Audit

Ms. Mashinski joined the board of directors in August 2015. Ms. Mashinski serves as Chief Financial Officer of Cameron LNG, a natural gas liquification terminal near the Gulf of Mexico, a position she has had since July 2015; effective February 2017, her title was expanded to that of Chief Financial and Administrative Officer. Ms. Mashinski was elected to the board of Carbo Ceramics in January 2019 and will serve on the Compensation, Audit, and Nominating and Corporate Governance Committees of that board. From 2014 to July 2015, she served as Chief Financial Officer and Vice President of Finance and Information Management for the North America Operation of SASOL, an international integrated energy company. From 2008 to 2014, Ms. Mashinski was employed by SBM Offshore, Inc., a provider of leased floating production systems for the offshore energy industry, serving as Vice President of Finance and Administration, U.S. Chief Financial Officer from 2008 to February 2014, and as Commercial and Contracts Manager from February to August 2014. She served as Vice President and Chief Accounting Officer and Controller of Gulfmark Offshore from 2004 to 2008. Prior to that, Ms. Mashinski held various finance and accounting positions for Duke Energy (1999-2004) and Shell Oil Company (1985-1998) or affiliated companies. Ms. Mashinski is a certified public accountant, certified management accountant, and a certified project management professional with a B.S. degree in accounting from the University of Tennessee, Knoxville and an Executive M.B.A. from the University of Texas, Dallas. She is a National Association of Corporate Directors (NACD) Governance Fellow and a recipient of the CERT Certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

Attributes, experience, and qualifications for board and committee service: executive level experience with corporate financial, human resources, and information management activities, including budgeting and forecasting, treasury, financial reporting, Sarbanes Oxley compliance, and tax management; industry experience in strategic planning, risk management, compensation, mergers and acquisitions, joint ventures, and financial leadership; international industry experience; accounting and financial expertise as a certified public accountant, certified management accountant, and project management professional; demonstrated commitment to boardroom excellence evidenced by completion of NACD’s comprehensive program of study for directors and corporate governance professionals; cybersecurity oversight training.

Continuing Directors
Terms Expiring at 2020 annual meeting (Class III)	J. Michael Adcock Age 70 Director since 1997 Chair since 2016 Committees: Audit Compensation

Mr. Adcock was elected as our Board Chair effective December 31, 2016. He has been a licensed attorney since 1974, and has served since 1997 as co-trustee of the Don Bodard Trust, a private business trust dealing in real estate, oil and natural gas investments, and other equity investments. Since January 2018, Mr. Adcock has been a member of the board of the privately-held Arvest Bank, Oklahoma City. He served as Chairman of the Board of Arvest Bank, Shawnee, Oklahoma from October 1997 until January 2018, when it became part of Arvest Bank, Oklahoma City. He has also served as a member of the Board of the nonprofit Avedis Foundation (successor to Community Health Partners, Inc.) for more than five years, and served as its Chairman of the Board from 2015 until his retirement from the Avedis Board in June 2018. Mr. Adcock has been a co-owner of Central Disposal, LLC, a solid waste management company with operations in central Oklahoma, since 2009, and was elected as Chairman of the Board in 2014. Between 1997 and September 1998, Mr. Adcock served as Chairman of the Board of Ameribank and President and CEO of American National Bank and Trust Company of Shawnee, Oklahoma, and Chairman of AmeriTrust Corporation, Tulsa, Oklahoma. Before 1997, Mr. Adcock was engaged in the private practice of law and served as General Counsel for Ameribank Corporation. Mr. Adcock holds a BS degree in business administration from Oklahoma State University, and a juris doctorate from the University of Oklahoma College of Law. He is a National Association of Corporate Directors (“NACD”) Leadership Fellow.

Attributes, experience, and qualifications for board and committee service: many years of experience in banking, investment, and energy operations; expertise in tax, banking, and SEC/regulatory compliance law; executive leadership experience as CEO of two companies, one of which was a publicly-traded international energy company with exploration and production, pipeline, trading, and co-generation subsidiaries; extensive history and familiarity with the company and the industry in which it operates; demonstrated commitment to boardroom excellence evidenced by completion of the NACD’s comprehensive program for certification as a Corporate Directors Leadership Fellow.

Steven B. Hildebrand Age 64 Director since 2008 Committees: Audit (Chair) Compensation

Since March 2008, Mr. Hildebrand has been engaged in personal investments. He retired in 2008 from Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), a car rental business, where he had served as Executive Vice President and Chief Financial Officer since 1997. Prior to that, Mr. Hildebrand served as Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc., a subsidiary of Dollar Thrifty. Mr. Hildebrand joined Thrifty Rent-A-Car System, Inc. in 1987 as Vice President and Treasurer and became Chief Financial Officer in 1989. Mr. Hildebrand was with Franklin Supply Company, an oilfield supply business, from 1980 to 1987 where he held several positions including Controller and Vice President of Finance. From 1976 to 1980, Mr. Hildebrand was with the accounting firm Coopers & Lybrand, most recently as Audit Supervisor. Mr. Hildebrand earned a BSBA degree in accounting from Oklahoma State University, and he is a certified public accountant.

Attributes, experience, and qualifications for board and committee service: experience and expertise in accounting and finance, including many years of experience as a CPA; qualifications as an audit committee financial expert; executive leadership experience at a public company, including experience with strategic planning, SEC reporting, Sarbanes Oxley compliance, investor relations, enterprise risk management, executive compensation, corporate compliance, internal audit, bank facilities, private placement debt transactions and working with ratings agencies.

Larry C. Payne Age 71 Director since 2011 Committees: Audit Nominating & Governance

Mr. Payne is President and Chief Executive Officer of LESA and Associates, LLC, a private investment and consulting firm, a position he has held since he started that firm in June of 2011. From December 1, 2012 to September 8, 2013, Mr. Payne also served as Interim President of Magnum NGLs, LLC, a private company engaged in natural gas liquids storage in Delta, Utah. From April 2010 to April 2011, Mr. Payne served as President and Chief Operating Officer of Lansing NGL Services Natural Gas Liquids Division, a division of Lansing Trade Group, LLC, a commodities trading company located in Overland Park, Kansas. From August 2009 to April 2010, Mr. Payne provided energy consulting services to private clients interested in the midstream energy business. From 2003 until August 2009, Mr. Payne served as President and Chief Operating Officer of SemStream, L.P., a midstream energy company engaged in natural gas liquids supply and marketing. Before joining SemStream, Mr. Payne served as Vice President of Commodity Management for Williams Midstream Marketing and Risk Management, LLC., and before that he served as Vice President of Natural Gas Liquids Supply, Trading and Risk Management for Texaco NGL. During his earlier years of service, Mr. Payne held numerous other positions in the energy industry including executive positions with Enterprise Products, Aux Sable Liquid Products, and Ferrellgas. Mr. Payne received a B.S. in Business Administration from Grambling State University, and an MBA from Texas Southern University with a concentration in Finance and Economics. Mr. Payne currently serves on the board of directors and audit committee of Buckeye Partners GP, LLC, general partner of the NYSE-listed limited partnership Buckeye Partners, LP, as well as serving on the boards of three nonprofit organizations.

Attributes, experience, and qualifications for board and committee service: executive and strategic experience in the midstream energy business; extensive background in commodity risk management; expertise in oil and natural gas component marketing; extensive operational experience including management of assets such as product terminals, pipelines, fractionators, storage facilities, and transportation equipment.

G. Bailey Peyton IV Age 63 Director since 2011

Since 1985, Mr. Peyton has been President of Peyton Holdings Corporation (formerly Peyton Oil and Gas), a Canadian, Texas company he formed in 1985 for purposes of buying land, minerals, and royalties. Since 2009, Mr. Peyton has owned and served as President and managing member of Perryton Feeders, LLC, a cattle feeding business in Perryton, Texas. Also since 2009, Mr. Peyton has owned and served as President of Cuatro Cattle Company, a cattle ranching operation in Canadian, Texas. Since 2007, Mr. Peyton has served as President and co-owner of Upland Resources, LLC, a Canadian, Texas oil and gas exploration company that began actively drilling in the Texas Panhandle in 2012. From 1984 to 2007, Mr. Peyton served as President of Upland Resources, Inc., an oil and natural gas exploration company he founded and later sold. Mr. Peyton currently serves on the board of directors of Happy State Bank in Amarillo, Texas. Mr. Peyton is a past President of the Panhandle Association of Landmen, Amarillo, Texas. Mr. Peyton holds a BS degree in ranch management from Texas Christian University.

Attributes, experience, and qualifications for board service: extensive operations experience in exploration and production as well as mineral leasing and oil and gas property management; executive experience; entrepreneurial expertise.

Terms Expiring at 2021 Annual Meeting (Class I)	Robert J. Sullivan Jr. Age 73 Director since 2005 Committees: Nominating & Governance

Mr. Sullivan is, and since 1975 has been, a Principal with Sullivan and Company LLC, a family-owned independent oil and natural gas exploration and production company founded in 1958, and he has served as a manager of that company since approximately 1995. He is also the Founder (1989) of Lumen Energy Corporation, serving as its Chairman and CEO from inception to the time of its sale in 2004. Mr. Sullivan was appointed to Oklahoma Governor Frank Keating’s Cabinet as Secretary of Energy in March 2002. He received a BBA from the University of Notre Dame, and a MBA from the University of Michigan.

Attributes, experience, and qualifications for board and committee service: extensive energy industry expertise; entrepreneurial expertise in founding and operating a 3D seismic company and a midstream natural gas transportation company.

Gary R. Christopher Age 69 Director since 2005 Committees: Audit Compensation

Mr. Christopher is engaged in personal investments and consulting and has been for more than five years. From August 1999 to January 2004, he served as President and CEO of PetroCorp Incorporated (a public oil and natural gas exploration company), and from March 1996 to August 1999 he served as the Acquisition Coordinator of Kaiser-Francis Oil Company. His other past professional experience includes serving as Vice President of Acquisitions for Indian Wells Oil Company, Senior Vice President and Manager of the Energy Lending Division of First National Bank of Tulsa and from 1991 to 1996 Senior Vice President and Manager of Energy Lending for Bank of Oklahoma. Previous to that, Mr. Christopher worked for Amerada Hess Corporation as a Reservoir Engineer and for Texaco, Inc. as a Production Engineer. Mr. Christopher is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. He received a B.S. degree in Petroleum Engineering from the University of Missouri at Rolla (now referred to as Missouri University of Science and Technology). Mr. Christopher is a past Director of the Petroleum Club of Tulsa, Middle Bay Oil Company, Three Tech Energy, and PetroCorp Incorporated. He currently serves as an advisory director of Commerce Bank, Tulsa, part of Commerce Bancshares (Nasdaq: CBSH).

Attributes, experience and qualifications for board and committee service: lengthy tenure in the energy industry; diversity of expertise based on experience as a drilling engineer, production engineer, reservoir engineer, acquisitions adviser (ability to identify and analyze potential business acquisitions for the company), and energy lending professional (knowledge of energy lending practices); executive leadership experience as chief executive of a publicly-traded oil and natural gas company.

ITEM 2:	ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement under the compensation disclosure rules of the SEC. At our 2017 annual meeting, our stockholders voted for an annual say-on-pay vote, so we are holding that vote annually in accordance with the recommendation of our stockholders.
As described under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The choices we make regarding our NEOs’ compensation seek to balance our goal of paying fair, reasonable, and competitive compensation with our goal of attracting and retaining talented and motivated professionals in our industry. We believe the compensation package we have described in this proxy statement achieves that balance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement under the compensation disclosure rules of the SEC. The vote is advisory, so the vote is not binding on the company, our board, or the compensation committee of the board. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy must approve this proposal. So, we ask our stockholders to vote on this resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosure.”
The board of directors unanimously recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement.

ITEM 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At or before its April 2019 meeting, our audit committee expects to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2019 fiscal year. We are asking you to ratify and approve that action. A representative of PricewaterhouseCoopers LLP will attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions.

Although the law does not require this ratification, the audit committee believes that you should be given the opportunity to express your views on this matter. However, even if you ratify the selection, the audit committee may still appoint a new independent registered public accounting firm at any time if it believes that change would be in the best interest of the company and its stockholders. Failure to ratify this selection is not binding on the audit committee. However, if our stockholders do not ratify this selection, the audit committee will reconsider the appointment.
The board of directors unanimously recommends that you vote FOR approval, which vote will act to ratify the selection of PricewaterhouseCoopers LLP.
OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of the forms furnished to us, we believe that during 2018 all Section 16(a) filing requirements applicable to our reporting persons were complied with and all reports were timely filed.
MATTERS WHICH MAY COME BEFORE THE MEETING
The board does not intend to bring any other matters before the meeting, nor do we know of any matters that other persons intend to bring before the meeting. However, should other matters not mentioned in this proxy statement properly come before the meeting, the persons named in the accompanying proxy card will vote on them in accordance with their best judgment.
CONTACTING US
The following options are available if you would like to contact us:

•	if you would like to receive information about the company:
Our home page on the Internet, located at http://www.unitcorp.com gives you access to certain information regarding the company. This site contains our press releases, financial information and stock quotes, as well as our SEC filings. An online version of this proxy statement is also located on the site.

•	if you would like to contact us directly, please call our Investor Relations Department at (918) 493-7700, or send your correspondence to the following address:
Unit Corporation
Investor Relations
8200 S. Unit Drive
Tulsa, Oklahoma 74132
AVAILABILITY OF OUR FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT
Copies of our Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, may be obtained without charge by writing to: Mark E. Schell, Secretary, Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132. You also may view a copy of the Form 10-K electronically by accessing our website at http://www.unitcorp.com/investor/filings.htm.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2019.
You may access our 2018 annual report and this proxy statement and our form of proxy for our May 1, 2019 annual meeting of stockholders at our website at http://www.unitcorp.com/investor/filings.htm, which does not have “cookies” that identify visitors to the site.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act, the sections entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Map of Company Headquarters

Unit Corporation
Headquarters
Tulsa
Sand Springs
Oakhurst
Jenks
Tulsa Int'l Airport
Holly Frontier Refinery
River City Park
Chandler Park
Tulsa State Fairground
Southern Hills Country Club
Page Belcher Golf Course
Oaks Country
Richard Lloyd Jones Jr Airport
Calvery Cemetery
Hicks
E Apache St
W Apache St
E Virgin St
W Pine St
E Pine St
E Independence St
W Edison St
Crosstown Expy
Gilcrease Expy
Cherokee Expy
E 3rd St S
E 4th Pl S
E 10th St
E 11th St S
E 13th Pl S
E 15th St S
W 2nd St
Charles Page Blvd
OK-51 E
OK-51 W
W 21st St S
E 21st St S
W 23rd St S
E 31st St S
E 41st St S
W 41st St S
W 51st St S
E 51st St S
W Skelly Dr
E Skelly Dr
W 61st St S
E 61st St S
W 71st St S
E 71st St S
W 81st St S
E 81st St S
W 91st St
W 91st St S
E 91st St S
E 101st St S
W Main St
W Canyon Rd
Creek Tpke
Turner Tpke
Avery Dr
Wekiwa Rd
N Highway 97
N McKinley Ave
Willow St
L L Tisdale Pkwy
N Utica Ave
N Harvard Ave
N Yale Ave
N Sheridan Rd
N Memorial Dr
Mingo Valley Expy
S Garnett Rd
S 65th West Ave
S 49th West Ave
S 129th West Ave
Southwest Blvd
S Union Ave
Union Ave
Okmulgee Bee Line
Riverside Dr
Riverside Pkwy
S Peoria Ave
S Lewis Ave
S Harvard Ave
S Yale Ave
S Sheridan Rd
S Memorial Dr
S Mingo Rd
S 97th East Ave
Frankhoma Rd
Sahoma Lake Rd
N 9th St
US-75 ALT
Broken Arrow
Osage
Creek
75
412
244
64
44
66
169
97
Sources: Esri, HERE, DeLorme, USGS, Intermap, INCREMENT P, NRCan, Esri Japan, METI, Esri China (Hong Kong), Esri Korea, Esri (Thailand), MapmyIndia, NGCC, © OpenStreetMap contributors, and the GIS User Community

ANNUAL MEETING OF STOCKHOLDERS OF
UNIT CORPORATION

May 1, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033303030000000000 3 050119

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:	FOR	AGAINST	ABSTAIN
William B. Morgan	☐	☐	☐
Larry D. Pinkston	☐	☐	☐
Carla S. Mashinski	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for fiscal year 2019.	☐	☐	☐

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

UNIT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIT CORPORATION

The undersigned hereby appoints Larry D. Pinkston and Mark E. Schell proxies for the undersigned, each of them with full power of substitution, to vote all shares of the company which the undersigned may be entitled to vote at the 2019 Annual Meeting of Stockholders, or at any adjournments of the meeting, on the matters set out on this proxy card and on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 1, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033303030000000000 3 050119

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:	FOR	AGAINST	ABSTAIN
William B. Morgan	☐	☐	☐
Larry D. Pinkston	☐	☐	☐
Carla S. Mashinski	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for fiscal year 2019.	☐	☐	☐

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Unit Corporation
8200 S. Unit Drive
Tulsa, OK 74132
(918) 493-7700
http://www.unitcorp.com